UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Denbury Resources Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
April 3, 2009
To our Stockholders:
     You are hereby notified that the 2009 Annual Meeting of Stockholders of Denbury Resources Inc., a Delaware corporation (“Denbury” or the “Company”), will be held at the Marriott at Legacy Town Center located at 7120 Dallas Parkway, Plano, Texas 75024, at 3:00 P.M., Central Daylight Time (CDT), on Wednesday, May 13, 2009, for the following purposes:
(1)	to elect eight directors, each to serve until their successor is elected and qualified;

(2)	to increase the number of shares that may be used under our 2004 Omnibus Stock and Incentive Plan;

(3)	to increase the number of shares that may be used under our Employee Stock Purchase Plan and extend the term of the plan; and

(4)	to ratify the appointment by the audit committee of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2009;
and to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on March 31, 2009, are entitled to notice of and to vote at the annual meeting.
     Stockholders are urged to vote their proxy promptly by either returning the enclosed proxy, voting by telephone or voting via the internet, each as more fully described in the enclosed proxy statement, whether or not they expect to attend the annual meeting in person. If your shares are held in street name by a broker or bank, you will need to obtain a written proxy from the broker, bank or other nominee holding your shares to be able to vote at the meeting.

Phil Rykhoek
Senior Vice President, Chief Financial Officer,
Secretary and Treasurer
It is important that proxies be returned promptly. Therefore, stockholders are urged to vote and return their proxy whether or not they expect to attend the annual meeting in person. You may revoke your proxy at any time before it is voted.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 13, 2009:
This proxy statement, along with the Company’s Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, are available free of charge at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=10854. Please contact Laurie Burkes at (972) 673-2166 for directions to our annual meeting.

DENBURY RESOURCES INC.
Proxy Statement
Annual Meeting of Stockholders
to be held on Wednesday, May 13, 2009
     THE ENCLOSED PROXY IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF VOTES BY THE MANAGEMENT OF DENBURY RESOURCES INC., a Delaware corporation (“Denbury” or the “Company”), for use at the annual meeting of the stockholders of Denbury to be held on the 13th day of May, 2009 at the Marriott at Legacy Town Center located at 7120 Dallas Parkway, Plano, Texas 75024, at 3:00 P.M. Central Daylight Time (CDT), or at any adjournment thereof.
     We anticipate that this proxy statement, proxy card and our 2008 annual report to stockholders will be mailed on or before April 6, 2009.
RECORD DATE AND COMMON STOCK OUTSTANDING
     Our Board of Directors has fixed the record date for the annual meeting as of the close of business on Tuesday, March 31, 2009. Only Denbury stockholders of record as of the record date are entitled to receive notice of and to vote at the meeting. As of the record date, there were approximately 248,800,000 shares of common stock of Denbury issued and outstanding.
VOTING OF COMMON STOCK
     A proxy card is included with this proxy statement. In order to be valid and acted upon at the annual meeting, your proxy card must be received by the Secretary of Denbury or by the transfer agent, American Stock Transfer and Trust, 40 Wall Street, New York, NY 10005, before the time set for the holding of the meeting or any adjournment thereof. You may also vote your shares by phone, (800)-PROXIES, or may vote via the Internet at www.voteproxy.com.
     If you submit a proxy, you may revoke it any time prior to the meeting, or if you attend the meeting personally, you may revoke your proxy at that time and vote in person. In addition, regardless of which method you used to submit your proxy, you may revoke it by any later-dated vote via the telephone, the Internet or in writing. A later dated written proxy may be deposited at either our registered office or our principal place of business, at any time up to the time of the meeting, or with the Chairman of the meeting on the day of the meeting. You should note that your mere presence at the meeting, however, will not constitute a revocation of a previously submitted proxy. If your shares are held in street name by a broker or bank, you will need to obtain a written proxy from the broker, bank or other nominee holding your shares to be able to vote at the meeting.
     In order for us to have a quorum at our annual meeting, we must have present in person or represented by proxy at least one-third of our issued and outstanding shares of common stock entitled to vote at the meeting. If you are a holder of our common stock, you are entitled to one vote at the meeting for each share of common stock that you held as of the record date. You will not be allowed to cumulate your votes for the election of directors. If you do not wish to vote for a particular nominee, you must clearly identify such nominee on your proxy card. A plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors is required to elect each nominee for director and a majority of the shares present in person or by proxy at the meeting is required to approve each other item to be voted upon at the meeting. We will include abstentions in the vote totals, which means that they have the same effect on each proposal as a negative vote. However, broker non-votes, if any, will not be included in the vote totals and therefore will not have any effect.
     We will vote all properly executed proxies at the meeting in accordance with the direction on the proxy. You should note that if no direction is indicated, the shares will be voted FOR all the director nominees, FOR the increase in the number of shares that may be used under our 2004 Omnibus Stock and Incentive Plan, FOR the increase in the number of shares that may be used under our Employee Stock Purchase Plan and to extend the term of the plan, and FOR the appointment of PricewaterhouseCoopers LLP as our auditors. Our Board has designated Wieland F. Wettstein and/or Gareth Roberts to serve as proxies. We do not know of any matters, other than those matters listed on the Notice of Annual Meeting of Stockholders that will be brought before the meeting. However, if any other matters are properly presented for action at the meeting, we intend for Wieland F. Wettstein and/or Gareth Roberts, as proxies named in the enclosed proxy card, to vote at their discretion on such matters.
PERSONS MAKING THE SOLICITATION
     We will bear all the costs incurred in the preparation and mailing of the proxy, proxy statement and Notice of Annual Meeting. In addition to solicitation by mail, our directors, officers or employees may solicit proxies by personal interviews, telephone or other means of communication. If they do so, these individuals will not receive any special compensation for these services. We may also retain a proxy solicitor to assist us with the distribution and solicitation of proxies for the meeting at our expense.
BUSINESS TO BE CONDUCTED AT THE MEETING
Proposal One:
Election of Directors
     Our Bylaws provide that our Board of Directors shall consist of a minimum of three and a maximum of fifteen directors. Each of the directors is elected annually and holds office until the close of the next annual meeting of stockholders unless he resigns from that position or ceases to be a director by operation of law. We presently have eight directors all of whom are serving terms that expire at the meeting. Unless you mark a proxy to the contrary, we plan to vote the proxies for the election of the eight nominees as directors as listed herein. All eight of these individuals are current members of the Board. We do not foresee any reason why any of these nominees would become unavailable, but if they should, we may either vote your proxy for a substitute that is nominated by the Board or reduce the size of our Board accordingly.
Wieland F. Wettstein
Michael L. Beatty
Michael B. Decker
Ronald G. Greene
David I. Heather
Gregory L. McMichael
Gareth Roberts
Randy Stein

     The names, ages, offices held, period of time served as a director and the principal occupation of each person nominated for election as a director are as follows:

			Officer or
		Offices	Director
Name	Age	Held	Since	Principal Occupation
Wieland F. Wettstein (1) (2)	59	Chairman and Director	1990	President, Finex Financial Corporation Ltd.

Michael L. Beatty (1) (3)	61	Director	2007	Chairman and Chief Executive Officer of Beatty & Wozniak, P.C.

Michael B. Decker (2) (4)	59	Director	2007	Principal with Wingate Partners

Ronald G. Greene (3)	60	Director	1995	Principal Stockholder, Officer and Director of Tortuga Investment Corp.

David I. Heather (1) (4)	67	Director	2000	Independent Consultant

Gregory L. McMichael (2) (4)	60	Director	2004	Independent Consultant

Gareth Roberts (5)	56	President, Chief Executive Officer and Director (5)	1992	President and Chief Executive Officer, Denbury Resources Inc.

Randy Stein (1) (3)	55	Director	2005	Independent Consultant

(1)	Member of the Audit Committee.

(2)	Member of Compensation Committee.

(3)	Member of the Nominating/Corporate Governance Committee.

(4)	Member of the Reserves Committee.

(5)	Mr. Roberts plans to step down as President and CEO on or around June 30, 2009. At that time, Mr. Roberts will become Co-Chairman of the Board of Directors and will assume a non-officer role as the Company’s Chief Strategist.
Directors
     Wieland F. Wettstein has been a director of Denbury since 1990 and became the Chairman of the Board in May 2008. Mr. Wettstein was a founding stockholder and Director of Denbury, and held the position of Chairman of the Board from its inception to 1995. Mr. Wettstein is the President and controls Finex Financial Corporation Ltd., an investment company in Calgary, Alberta, a position he has held since November 2003. Prior to that, Mr. Wettstein was Executive Vice President of Finex since 1987. Mr. Wettstein has been a director of a number of Canadian public and private companies during the past 25 years, including several junior oil and gas companies. Mr. Wettstein is a Chartered Accountant.
     Michael L. Beatty has been a director of Denbury since December 2007. Mr. Beatty has been Chairman and Chief Executive Officer of the law firm of Beatty & Wozniak, P.C. located in Denver, Colorado since 1998.

Mr. Beatty began his career at Vinson & Elkins and later became a professor of law at the University of Idaho before joining the legal department of Colorado Interstate Gas Company, a subsidiary of The Coastal Corporation. Mr. Beatty served in a variety of positions with Coastal, ultimately becoming Executive Vice President, General Counsel. Mr. Beatty also served as Chief of Staff to Colorado Governor Roy Romer from 1993 to 1995. Mr. Beatty serves on the Board of Directors of MarkWest Energy GP, L.L.C.
     Michael B. Decker has been a director of Denbury since December 2007. Mr. Decker has been a principal and partner of Wingate Partners, a Dallas based private equity investment company, since 1996. Prior to joining Wingate Partners, Mr. Decker held the position of Chief Operating Officer of the Trammell Crow Company. He previously was President of Huffco Group, Inc., an energy exploration company. Mr. Decker currently serves as a board member for S&N Communications, Sunrise Oilfield Supply and USA Environment LP, has served as a consultant for the Boston Consulting Group and has worked as an investment officer for the World Bank.
     Ronald G. Greene has been a director of Denbury since 1995 and was the Chairman of the Board until 2008. Mr. Greene was the founder and served as Chairman of the board of directors of Renaissance Energy Ltd. and Chief Executive Officer of Renaissance from its inception in 1974 until May 1990, and remained as Chairman until Renaissance was merged with Husky Oil Operations to create Husky Energy, Inc. in August 2000. He is also the principal stockholder, officer and director of Tortuga Investment Corp., a private investment company. Mr. Greene has served on the boards of several public and private companies, as well as industry organizations and community and international charitable organizations.
     David I. Heather has been a director of Denbury since 2000. Mr. Heather is currently a self-employed engineering consultant. Mr. Heather was a founding partner and director of The Scotia Group, an independent geoscience and reservoir engineering firm in Dallas and Houston, Texas, formed in 1981. He retired as president of Scotia in 2002 and as a director in 2007 when the firm was acquired by RPS Energy PLC. Mr. Heather is a Chartered Engineer of Great Britain and received his Bachelor of Science degree in Chemical Engineering from the University of London in 1963.
     Gregory L. McMichael has been a director of Denbury since December 2004. Mr. McMichael is currently a self-employed business consultant, having retired in 2004 from his position of Vice President and Group Leader – Energy Research of A.G. Edwards, where he was responsible for all of the firm’s equity research in the energy sector. Prior to his employment by A.G. Edwards, which commenced in 1998, Mr. McMichael was Director of Equity Research of Hanifen, ImHoff, Inc., a regional investment banking firm based in Denver, for eight years. Mr. McMichael also serves on the board of Quest Resource Corp, a NASDAQ-listed independent oil and natural gas company headquartered in Oklahoma City, Oklahoma.
     Gareth Roberts has been President, Chief Executive Officer and a director since 1992. Mr. Roberts founded Denbury Management, Inc., the former primary operating subsidiary of the Company in April 1990. Mr. Roberts has more than 30 years of experience in the exploration and development of oil and natural gas properties with Texaco, Inc., Murphy Oil Corporation and Coho Resources, Inc. His expertise is particularly focused in the Gulf Coast region where he specializes in the acquisition and development of old fields with low productivity. Mr. Roberts holds honors and masters degrees from St. Edmund Hall, Oxford University, where he has been elected to an Honorary Fellowship. Mr. Roberts also serves as Chairman of the Board of Directors of Genesis Energy, L.P., a public master limited partnership.

     Randy Stein has been a director of Denbury since January 2005. Mr. Stein is currently a self-employed business consultant having retired from PricewaterhouseCoopers LLP, formerly Coopers & Lybrand LLP, in 2000. Mr. Stein was employed for 20 years with PricewaterhouseCoopers LLP, most recently as principal in charge of the Denver tax practice. Mr. Stein served as audit committee chairman, co-chairman of the nominating and governance committee, and a member of the compensation committee of Westport Resources Corp., a Denver-based public oil and gas company, from 2000 until they were acquired in 2004. Mr. Stein is currently a board member and audit committee chairman of Bill Barrett Corporation, a Denver-based public oil and gas company, and also served on the board and audit committee of Koala Corporation, a Denver-based company engaged in the design, production and marketing of family convenience products, from 2001 through 2005.
     Our Board of Directors recommends that stockholders vote FOR each of the foregoing directors. Unless otherwise directed by a proxy marked to the contrary, it is the intention of management to vote proxies FOR the election of the foregoing nominees as directors.
Proposal Two:
Increase in Number of Shares That May Be Issued Under our 2004 Omnibus Stock and Incentive Plan
     The second proposal before the stockholders is the approval of an amendment to our 2004 Omnibus Stock and Incentive Plan (the “2004 Plan” or “Plan”) previously approved by our Board, which increases the number of shares that may be issued under the Plan by 7,500,000 shares, all of which will be undesignated and therefore may be used for either stock options, stock settled stock appreciation rights (“SARs”), restricted stock or performance awards. Without stockholder approval of the proposed increase, as of February 28, 2009, there are 385,565 shares remaining for future grants under the Plan (all of which must be either stock options or SARs) before considering forfeitures of share awards and assuming that performance awards will be issued at the maximum level.
     When we first adopted the Plan in May of 2004, a total of 10,000,000 shares of common stock were reserved for the Plan. Of that total, up to 5,500,000 aggregate shares could be issued as restricted stock awards or performance awards. In May 2007, stockholders approved an increase to the number of shares that may be used under the Plan, from 10,000,000 to 14,000,000 shares. Of that total, awards covering no more than 6,700,000 shares could be issued in the form of restricted stock or performance awards. If the stockholders approve this proposal, the maximum shares available for the Plan will increase to 21,500,000 shares, and the aggregate shares that can be issued as restricted stock or performance awards will increase to 14,200,000 shares.
     Since May 12, 2004, the effective date of the Plan, the following activity has taken place, assuming the proposal to increase the total number of shares available under the Plan is approved:

Shares Available
For Future
Grants
Shares available and reserved at inception — May 12, 2004	10,000,000
Increase available and reserved shares — May 2007	4,000,000
Stock options and SARs granted, net of cancellations	(6,902,871)
Restricted stock granted, net of cancellations	(5,741,826)
Performance share awards granted (at maximum level)	(969,738)

Shares available — February 28, 2009	385,565

Requested shares under Proposal Two	7,500,000

Shares available after authorized increase	7,885,565

Percent of common shares outstanding after authorized increase — February 28, 2009	3.2%

     Summary of the Key Terms of the Plan. Our 2004 Plan is designed to provide employees and officers with an added incentive; to help us attract and retain personnel of outstanding competence; and to align the interests of employees with those of the stockholders by providing them with the opportunity to acquire an increased proprietary interest in Denbury. Our 2004 Plan is administered by the Compensation Committee of the Board, which is comprised of independent directors McMichael, Decker and Wettstein. Our 2004 Plan terminates on May 12, 2014, except with respect to awards then outstanding. Our board may amend the Plan and awards, except that stockholders must approve (i) an increase in the number of shares reserved under the Plan, (ii) any increase to the maximum 10-year period during which grants of awards may be outstanding, (iii) any changes for which applicable law or authority would require stockholder approval. Further, the Committee cannot make any amendment that would substantially impair any award previously granted to any holder without the consent of such holder. Pursuant to the Plan, we may grant non-qualified or incentive stock options, restricted stock awards, performance awards and stock appreciation rights to directors, officers and full-time employees of Denbury. As of February 28, 2009, there were 6,205,846 stock options and SARs outstanding under the 2004 Plan with exercise prices ranging from $6.49 to $39.64 per share, with a weighted average exercise price of $15.29 per share. At that same date, the closing price of our common stock on the New York Stock Exchange (“NYSE”) was $12.88 per share.
Stock options
     The term, vesting and exercisability of stock options granted under the Plan are determined by the Compensation Committee. All options vest immediately upon a holder’s death or disability or upon a change of control (as defined). Unless otherwise provided in the option, stock options terminate at the earliest of the following events:
•	the 90th day following the holder’s separation from the Company except for death, disability or for cause (as defined);

•	immediately upon separation as a result of a discharge for cause;

•	on the first-year anniversary of a separation by reason of death or disability; or

•	on the tenth-year anniversary of the date of grant (awards granted in 2009 were issued with a seven year term).
     Options are not transferable. There are additional restrictions on the exercise price and term of the option if an incentive stock option is awarded to a person who owns more than 10% of our outstanding common stock. We completely replaced the use of stock options with stock settled SARs effective

January 1, 2006 because SARs are less dilutive to our stockholders and provide an employee essentially the same economic benefits as stock options.
Stock appreciation rights
     The Plan allows for the grant of stock appreciation rights settled in stock. The stock appreciation right gives a participant the right to receive the appreciation in the fair market value of the award between the award grant date and the exercise date, payable in shares of common stock (having a fair market value equal to the appreciation in value), less the minimum obligation for federal and state withholding taxes with respect to such exercise.
Restricted stock awards
     We may grant restricted stock awards and performance awards covering 6,700,000 shares of common stock pursuant to the Plan (14,200,000 shares if this proposal is approved). Grants of shares of restricted stock are subject to such terms, conditions, restrictions or limitations as the Compensation Committee deems appropriate, including the determination of who votes the restricted shares. The Plan gives the Compensation Committee the discretion to accelerate the date on which restrictions lapse with regard to a restricted stock award. During the restricted period, the certificates representing the stock award will bear a restrictive legend and will be held by Denbury, together with any dividends or distributions thereon if applicable, and will remain a general asset of the Company until the conclusion of the restricted period.
Performance awards
     The Plan allows for the grant of performance awards that are contingent upon the attainment of certain performance objectives as defined by the Compensation Committee. As noted above, we may grant restricted stock awards and performance awards covering 6,700,000 shares pursuant to the Plan (14,200,000 shares if this proposal is approved). The performance award may be payable in cash or stock or a combination of cash and stock, but the cash portion paid to any person may not exceed $500,000 during any plan year.
Change of control
     Unless specifically excluded in the individual’s award, in the event of a change in control, all stock awards not acquired by the Company will become immediately exercisable or vested. In this event, the participant may be required to exercise such award within a specified time period from the date of notice of change in control. A change in the ownership, assets or directors of a subsidiary will not constitute a change in control.
     Reasons for the Requested Increase. We believe that our success could not have been achieved without the efforts of our employees and management. The demand and competition for qualified personnel in the oil and natural gas industry remains high in spite of the recent downturn in the economy, and without a strong retention program, it is extremely difficult to retain qualified personnel. We believe that the retention incentives created by our awards under the 2004 Plan, including our practice of granting such awards that vest over four years to new employees, together with additional grants every year such that each employee will have three to four years of potential awards vesting at all times, have been significant factors in our success to date and our low turnover rate (see “Executive Compensation — Compensation Discussion and Analysis” for a more detailed discussion of our compensation practices). If additional shares are not approved, we will be completely out of shares this year for our stock appreciation rights, and we are already out of authorized shares for our restricted stock and performance awards, excluding the impact of future forfeitures and assuming that performance awards vest at the maximum levels.

     Our Board is proposing to increase the number of shares available under the Plan in order to ensure that there will be sufficient shares available under the Plan. As a result of the drop in commodity prices and corresponding drop in our stock price, we have used more shares than we originally expected as it requires more shares in a low price environment to achieve the same level of compensation for our directors, officers and employees. Because of the drop in our stock price, in December 2008 our Compensation Committee and Board elected to set a $13.00 formulaic per share floor price on our stock for purposes of making compensation calculations. They did this because they believed that a stock price below $13.00 was not representative of the value of the Company (even at the current low commodity prices) and in order to use less shares for our equity compensation programs.
     Even with the floor price, with the current volatility in the markets, it is difficult to forecast how many shares we will need each year. We anticipate that the 7.5 million additional shares will be sufficient for the next two years, inferring a burn rate (expected common shares awarded divided by common shares outstanding) of approximately 1.5% per year, an amount below industry norms. Historically, we have had an even lower burn rate, averaging less than 0.75% per year for the last three years, albeit in a higher commodity price and higher stock price environment. However, in our opinion, based on industry comparisons, a burn rate of 2% or less is considered good. We are not allocating the awards between SARs, restricted or performance shares as this provides more flexibility to the Compensation Committee when setting the overall compensation package.
     We grant equity awards to all of our employees, officers and directors and these long-term incentive awards are a vital element of their compensation. We believe these awards are necessary to recruit and retain our employees, our most valuable asset, and to remain competitive in our industry. See also “Executive Compensation – Compensation Discussion and Analysis.” On December 31, 2008, 797 employees were eligible to participate in the 2004 Plan.
     In addition to the retention benefits of our equity awards, we use these awards to attract new employees. We believe that these equity awards are necessary in order to attract qualified personnel for our growth plan in this competitive market place. We have increased our employee count by 34% between January 1, 2006 and December 31, 2008, and our turnover rate has averaged only 5% per year, excluding involuntary terminations, during that same period. If stockholders do not approve additional shares for use under our 2004 Plan, we will be forced to either eliminate our long-term employee awards or replace them with cash compensation. If we eliminate our long-term awards, we will likely significantly increase our employee turnover rate and diminish our ability to attract new employees; if we pay the compensation in cash, that will reduce the amount of capital that we have available to reinvest in our growth. We believe that both of these alternatives may reduce stockholder value.
Board of Directors’ Recommendation
     Pursuant to NYSE regulations, this increase in the number of shares of common stock reserved for issuance under our 2004 Plan must be approved by the stockholders. This amendment requires a simple majority of votes present in person or represented by proxy at the meeting, provided that there is a quorum. Our Board of Directors believes that our 2004 Omnibus Stock and Incentive Plan is an integral part of our overall compensation plan and necessary for us to retain and attract personnel in our highly competitive industry and recommends that you vote FOR the amendment. Unless otherwise directed by a proxy marked to the contrary, it is the intention of management to vote the proxies for the approval of the amendment.

Proposal Three:
Increase in Number of Shares That May Be Issued Under our Employee Stock Purchase Plan and Extend the Term of the Plan
     The third proposal before the stockholders is the approval of an amendment to our employee stock purchase plan (“ESPP”) previously passed by our Board, which increases the number of shares that may be issued under the ESPP by 1,500,000 shares and extend the term of the plan by five years. Without stockholder approval of the proposed increase, there are 432,288 shares remaining for future purchases by employees under the ESPP. Without stockholder approval, once these remaining available shares are issued, the ESPP will be terminated and any employee contributions that remain will be refunded to them. The ESPP is scheduled to expire August 2010; this amendment will extend the term of the ESPP to August 2015.
     When we first adopted the ESPP in 1996, a maximum of 1,000,000 shares of common stock were reserved for the plan. Subsequent amendments by the Board and stockholders have increased the maximum number of reserved shares to 7,400,000. In 2005, the term of the ESPP was extended by the stockholders until August 2010. If stockholders approve this proposal, the maximum shares available for the plan will further increase to 8,900,000, leaving 1,932,288 shares available for future issuance (based on shares issued under the ESPP as of February 28, 2009).
     Our Board is proposing to increase the number of shares available under the ESPP to ensure that there will be sufficient shares available for employees to purchase. The ESPP is a vital element of our employees’ compensation and helps align the interest of our employees with you, our stockholders. We also believe that the ESPP helps us recruit and retain employees. See also “Executive Compensation – Compensation Discussion and Analysis – Stock Purchase Plan.”
     Summary of the Key Terms of the ESPP. Our ESPP, adopted as of February 1996, is designed to provide our employees with an opportunity to purchase our common stock, aligning their interests with our stockholders’ interests. In addition, with its partial matching provisions, the ESPP provides additional compensation to our employees, helping us to attract and retain personnel of outstanding competence. Our ESPP is administered by the Compensation Committee of the Board, which is comprised of Messrs. McMichael, Decker and Wettstein.
     The ESPP provides that full-time employees may elect to participate in the plan before the beginning of each quarter, although if they should elect not to participate, they must wait for a period of six months before participating again. The employees may elect to contribute up to 10% of their salary to the plan either by payroll deductions or by making a cash payment prior to the end of each quarter. At each quarter-end, we contribute an amount equal to 75% of the employee’s contributions and convert the combined funds into shares of our common stock for the account of the employee calculated by using the current market price at that time. The market price is defined as the average closing price on the NYSE for the ten trading days prior to the issue date. In addition, we pay the income tax on the Company matching portion for employees that are below a certain salary threshold.
     To date, we have issued both new, previously unissued shares of common stock and shares of treasury stock to our employees under the ESPP, although since late 2003 we have only used treasury shares. The shares of common stock are held by our transfer agent for the employee for one year after issuance, after which time the employee is able to sell the shares at his or her discretion. Even though the employee may not sell the shares during the first year, the shares are fully vested at the time of issuance. If an employee is terminated for any reason prior to the quarter-end or makes an election to withdraw during the quarterly period, any contributions made by such employee during the quarter are refunded, without interest, and such employee does not receive our matching contribution.
     As the shares are immediately vested upon issuance, there are no provisions for a change of control in the ESPP. Any change in the capitalization of our Company such as stock dividends, stock splits, mergers, etc., will be taken into account at the time of issuance at each quarter-end. This plan must also comply with the policies and procedures of the NYSE.

Board of Directors’ Recommendation
     Although approval of this increase is not required by NYSE regulations, our board has elected to present it to the stockholders for ratification. A simple majority of votes present in person or represented by proxy at the meeting will approve the amendment, provided that there is a quorum. Our Board of Directors believes that our employee stock purchase plan is an integral part of our overall compensation plan and recommends that you vote FOR the amendment. Unless otherwise directed by a proxy marked to the contrary, it is the intention of management to vote the proxies for the approval of the amendment.
Proposal Four:
Ratify the Appointment of PricewaterhouseCoopers LLP as Auditor
     PricewaterhouseCoopers LLP has been our auditor during the last five years. It is the recommendation of our Audit Committee to appoint them to serve as auditors of the Company until the next annual meeting of the stockholders and to authorize the Audit Committee to approve their remuneration as such. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, will be available to answer questions, and will be afforded an opportunity to make a statement if desired.
Board of Directors’ Recommendation
     A simple majority of votes present in person or represented by proxy at the meeting will approve ratification of the appointment of PricewaterhouseCoopers LLP as auditor, provided that there is a quorum. Based on the recommendation of our Audit Committee, our Board of Directors recommends that stockholders vote FOR the appointment of PricewaterhouseCoopers LLP as auditor. Unless otherwise directed by a proxy marked to the contrary, it is the intention of management to vote proxies FOR the appointment of PricewaterhouseCoopers LLP as auditor.
GOVERNANCE OF THE COMPANY
     The business, property and affairs of the Company are managed by the Chief Executive Officer under the direction of the Board of Directors. The Board has responsibility for establishing broad corporate policies and for overall performance and direction of the Company, but is not involved in day-to-day operations. Members of the Board keep informed of the Company’s business by participating in Board and committee meetings, by reviewing analyses and reports sent to them regularly, and through discussions with the Chief Executive Officer and other officers.
Corporate Governance Guidelines
     The Board has adopted corporate governance guidelines that address significant issues of corporate governance and set forth the procedures by which the Board carries out its responsibilities. Among the areas addressed by the guidelines are director qualifications and responsibilities, Board committee responsibilities, selection and election of directors, director compensation and tenure, director orientation and continuing education, access to management and independent advisors, succession planning and management development, Board meetings, and Board and committee performance evaluations. The Board’s Nominating/Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of these guidelines. The guidelines are available on the Company’s website at www.denbury.com under the “Investor Relations — Corporate Governance” link. The Company will provide a written copy of the guidelines free of charge to stockholders who request them.

Director Independence
     The guidelines provide that at least a majority of the members of the Board must be independent as required by the NYSE corporate governance listing standards. The Board has affirmatively determined that all nominees for director, with the exception of Mr. Roberts, the Company’s President and Chief Executive Officer, qualify as independent directors under these standards based on its review of all relevant facts and circumstances.
Code of Conduct and Ethics
     The Company has a code of conduct and ethics that applies to its officers, employees and directors. This code assists employees in resolving ethical issues that may arise in complying with Denbury’s policies. The President and Chief Executive Officer, Senior Vice President and Chief Financial Officer and Vice President and Chief Accounting Officer are also subject to the Code of Ethics for Senior Financial Officers and Principal Executive Officer. The purpose of these codes is to promote, among other things:
•	ethical handling of actual or apparent conflicts of interest;

•	full, fair, accurate and timely disclosure in filings with the Securities and Exchange Commission (“SEC”) and in other public disclosures;

•	compliance with the law and other regulations;

•	protection of the Company’s assets;

•	insider trading policies; and

•	prompt internal reporting of violations of the codes.
     Both of these codes are available on the Company’s website at www.denbury.com, under the “Investor Relations — Corporate Governance” link. The Company will provide a written copy of these codes free of charge to stockholders who request them. Any waiver of these codes with respect to officers and directors of the Company may be made only by the Board of Directors and will be disclosed to stockholders on the Company’s website, along with any amendments to these codes.
Related Party Transaction Policy
     Under the Company’s related party transaction policy adopted in February 2007, information about transactions involving related persons is to be assessed by the Nominating/Corporate Governance Committee. Related parties include the Company’s directors and executive officers, as well as immediate family members of directors and executive officers and beneficial owners that hold 5% or more of our common stock. If the determination is made that a related party has a material interest in any Company transaction, then the Nominating/Corporate Governance Committee would review, approve or ratify it, and the transaction would be required to be disclosed in accordance with the SEC rules. The written policy relating to the Nominating/Corporate Governance Committee’s review and approval of related person transactions is available on our website at www.denbury.com, under the “Investor Relations - Corporate Governance” link.

The Company will provide a written copy of the related party transaction policy free of charge to stockholders who request it.
Communication with the Board
     The Board has approved the process that stockholders or other interested parties may use in contacting the members of the Board. All parties wishing to communicate with the Board should address letters to:
Denbury Resources Inc.
Attn: Corporate Secretary
5100 Tennyson Parkway, Suite 1200
Plano, TX 75024
     In addition, interested parties may e-mail the corporate secretary and Board members at: secretary@denbury.com. All such communications will be forwarded by the Secretary directly to the Board.
     Our Chairman of the Board is the presiding director at the meetings of non-management directors, to contact him please address your letters to:
Denbury Resources Inc.
Attn: Chairman of the Board of Directors
5100 Tennyson Parkway, Suite 1200
Plano, TX 75024
Identification of Director Candidates
     Our Nominating/Corporate Governance Committee is responsible for identifying and reviewing director candidates to determine whether they qualify for and should be considered for membership on the Board. The committee seeks candidates from diverse business and professional backgrounds with outstanding integrity, achievements, judgment and other skills and experience that will enhance the Board’s ability to serve the long-term interests of stockholders. Members of the Board will be asked to submit recommendations when there is an opening or anticipated opening for a director position. The Nominating/Corporate Governance Committee may also use outside sources or third parties to find potential Board member candidates, and similarly may use the services of outside sources or a third party to identify, evaluate or assist in identifying or evaluating nominees brought to their attention.
     The Nominating/Corporate Governance Committee will also consider director candidates recommended by the stockholders. For the 2010 annual meeting of stockholders, any such recommendation should be submitted in writing on or before November 1, 2009, to permit adequate time for review by the Committee. The recommendation should also provide the reasons supporting a candidate’s recommendation, the candidate’s qualifications, the candidate’s consent to being considered as a nominee, and a way to contact the candidate to verify his or her interest and to gather further information, if necessary. In addition, the stockholder should submit information demonstrating the number of shares he or she owns. Stockholders may send recommendations for director candidates to the address listed above under “Communication with the Board.” Stockholders who wish to nominate an individual to the Board must follow the advance notice and other requirements of the Company’s Bylaws.

BOARD MEETINGS, ATTENDANCE AND COMMITTEES
     The Board met 10 times during the year ended December 31, 2008, including telephone meetings. All directors attended at least 75% of the meetings held. The Board took all other actions by unanimous written consent during 2008. In addition, all directors attended at least 75% of all meetings of each of the committees on which they served. Mr. Wettstein, Chairman of the Board, acts as chairman of each Board meeting.
     At each in-person meeting, the Board holds an executive session with only Board members and also an executive session of the independent board members, excluding Mr. Roberts, President and CEO. Mr. Wettstein, Chairman of the Board, was elected by the independent board members to chair both executive sessions.
     The Company encourages the directors to attend, but does not have a policy that all of the directors must be present at the annual meeting of stockholders. All of the directors attended last year’s annual meeting of stockholders. The Board has an Audit Committee, Compensation Committee, Reserves Committee and a Nominating/Corporate Governance Committee.
     On occasion, the Board appoints other committees to deal with certain matters.
Audit Committee Report
     The Audit Committee is currently comprised of four outside independent directors, Messrs. Beatty, Heather, Stein and Wettstein, with Mr. Stein currently acting as Chairman. The purpose of the Committee is to appoint, oversee, compensate and evaluate the Company’s independent auditor and the Company’s internal audit function, and to provide assistance to the Board in fulfilling its oversight responsibility with respect to:
•	the integrity and quality of the Company’s financial statements;

•	evaluation of the internal controls of the Company;

•	the performance of the Company’s internal audit function and its independent auditor;

•	the independent auditor’s qualifications and independence;

•	compliance by the Company with legal and regulatory requirements;

•	evaluation of the Company’s effectiveness for assessing, mitigating and controlling significant business risks; and

•	compliance with the Company’s code of conduct and ethics.
     The Audit Committee meets regularly with financial management, the Company’s internal auditor and independent auditor to review financial reporting and accounting and financial controls of the Company. The Audit Committee reviews and gives prior approval for fees and non-audit related services of the independent auditor. The internal auditor and independent auditor all have unrestricted access to the Audit Committee and meet with the Audit Committee without management representatives present to discuss the results of their examinations and their opinions. The Audit Committee has the power to conduct internal audits and investigations, receives recommendations or suggestions for changes in accounting procedures, and initiates or supervises any special investigations it may choose to undertake. Each year, the Audit Committee recommends to the Board the selection of a firm of independent auditors. The Audit Committee met seven times during 2008, including telephone meetings.
     The NYSE and the SEC have adopted standards with respect to independence and financial experience of the members of the Audit Committee. The standards require that all of the members of audit committees be independent and that they all be able to read and understand fundamental financial statements, including balance sheets, income statements and cash flow statements. Additionally, at least one member of the committee must be deemed to be the “audit committee financial expert.” The financial expert must be knowledgeable in the application of generally accepted accounting principles, the understanding and preparation of financial statements, accounting for estimates, accruals and reserves, internal accounting controls and audit committee functions. Such knowledge is to have been obtained through past education and experience in positions of financial oversight. Both Mr. Stein and Mr. Wettstein, have such experience and have been designated as “audit committee financial experts.” All members of the Audit Committee satisfy the criteria for both independence and experience.
     The Audit Committee reports to the Board on its activities and findings. The Board adopted a written charter for the Audit Committee in 2000 and last amended it in February 2008, primarily to separate the functions delegated to the new Reserves Committee for 2008. The charter is available on our website at www.denbury.com under the “Investor Relations — Corporate Governance” link. We will send stockholders the Audit Committee written charter, without charge, upon request to Laurie Burkes at our company headquarters.
     The Audit Committee reports as follows with respect to the Company’s 2008 audited financial statements:
•	The Committee has reviewed and discussed with management the Company’s 2008 audited financial statements;

•	The Committee has discussed with the independent auditor, PricewaterhouseCoopers LLP, the matters required to be discussed by SAS 61, as modified or supplemented, which include matters related to the conduct of the audit of the Company’s financial statements;

•	The Committee has received written disclosures and the letter from the independent auditor in accordance with the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with the auditor the auditor’s independence from Denbury;

•	The Committee reviewed the Company’s adherence to Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations;

•	Based on review and discussions of the Company’s 2008 audited financial statements,

including management’s discussion and analysis of financial condition and results of operations, with management and the independent auditor, the Audit Committee has approved Denbury’s audited financial statements and management’s discussion and analysis of financial condition and results of operations for inclusion in the Company’s 2008 Annual Report on Form 10-K; and

•	The Committee has performed other matters as set forth in the Audit Committee Charter.
The Audit Committee
Randy Stein, Chairman
Michael L. Beatty
David I. Heather
Wieland F. Wettstein
Compensation Committee
     The Compensation Committee is currently comprised of three outside independent directors, Messrs. Decker, Wettstein, and McMichael, with Mr. McMichael acting as its Chairman. The purpose of the Compensation Committee, acting also as the Stock Option Plan Committee and Stock Purchase Plan Committee, is to provide assistance to the Board in discharging its responsibilities relating to the compensation and development of the Chief Executive Officer and other officers, and to oversee and administer equity and other compensation and benefit plans, including:
•	recommending to the Board the design of an overall compensation program and structure for the Company and reviewing the program annually, recommending to the Board overall salary increases, bonuses and other annual compensation, and proposing modifications to the compensation program as deemed necessary;

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation and evaluating the Chief Executive Officer’s performance in light of these goals and determining and recommending to the Board his compensation in light of this evaluation as well as reviewing and setting compensation details of all key senior executives and elected corporate officers on an annual basis;

•	recommending to the Board the adoption or amendment of the Company’s equity-based and other incentive compensation plans, and approving, administering and granting awards under these plans; and

•	reviewing and discussing with management the compensation discussion and analysis and preparing and publishing an annual report on executive compensation, both to be included in the Company’s proxy statement.
     The Compensation Committee is granted the authority to delegate any of its responsibilities to subcommittees, as it deems appropriate. During the fourth quarter of each year, management reviews the entire Company’s compensation, based on recommendations from their subordinate managers and supervisors, and makes a proposal to the Compensation Committee for their review and approval. The specific responsibilities of the Compensation Committee are identified in the Committee’s charter, which is available on the Company’s website at

www.denbury.com under the “Investor Relations — Corporate Governance” link. We will send stockholders the Compensation Committee written charter, without charge, upon request to Laurie Burkes at our company headquarters. The Compensation Committee met five times during 2008.
Reserves Committee
     In February 2008, the Board created a Reserves Committee which in 2008 assumed the duties of the Audit Committee which relate to the oversight of the Company’s independent petroleum engineers. This committee currently consists of Messrs. Heather, McMichael and Decker, with Mr. Heather acting as chairman. The purpose of the Committee is to provide assistance to the Board in fulfilling its oversight responsibility with respect to:
•	the performance of the Company’s independent petroleum engineer;

•	the independent petroleum engineer’s qualifications and independence; and

•	the calculation and reporting of the Company’s oil and natural gas reserves.
     The Reserve Committee met one time during 2008 and on other occasions as part of the full Board meeting. The specific responsibilities of the Reserves Committee are identified in the Committee’s charter, which is available on the Company’s website at www.denbury.com under the “Investor Relations — Corporate Governance” link. We will send stockholders the Reserves Committee written charter, without charge, upon request to Laurie Burkes at our company headquarters.
Nominating/Corporate Governance Committee
     The Board created a Nominating/Corporate Governance Committee during 2003, which is currently comprised of Messrs. Beatty, Greene, and Stein with Mr. Beatty acting as chairman. All of the members of the Nominating/Corporate Governance Committee are independent under the NYSE corporate governance listing standards. The purpose of the Committee is to provide assistance to the Board in discharging its responsibilities for ensuring the effective governance of the Company, including:
•	identifying individuals qualified to become members of the Board;

•	recommending to the Board the director nominees for the annual meeting of stockholders or for appointment by the Board if a vacancy occurs between annual meetings;

•	seeking to maintain the independence and quality of the Board through an annual self-evaluation and compliance with applicable laws and regulations for each director and committee member;

•	developing and recommending to the Board adoption of its various codes of conduct, ethics, and governance guidelines;

•	monitoring and developing the necessary training for new board members;

•	recommending to the Compensation Committee director compensation and benefits on an annual basis;

•	reviewing related party transactions; and

•	reviewing the Company’s proxy statement prior to its publication.
     The specific responsibilities of the Nominating/Corporate Governance Committee are identified in the Committee’s charter, which is available on the Company’s website at www.denbury.com under the “Investor Relations — Corporate Governance” link. We will send stockholders the Nominating/Corporate Governance Committee written charter, without charge, upon request to Laurie Burkes at our company headquarters. The Nominating/Corporate Governance Committee met twice during 2008 and on other occasions as part of the full board meeting.
COMPENSATION OF DIRECTORS
     Information regarding the compensation received from Denbury, including options, during the fiscal year ended December 31, 2008, by Mr. Roberts, President, Chief Executive Officer and a director of the Company, is disclosed under the heading “Executive Compensation — Summary Compensation Table.”
Directors’ Fees
     We provide both cash and equity compensation to all of our non-employee directors so as to attract, motivate, and retain experienced and knowledgeable persons to serve as our directors and to promote an identity of interest between our directors and you, our stockholders.
     In 2008, our directors were paid an annual retainer fee of $50,000 plus $2,000 per board meeting attended, $1,000 per telephone conference attended and $1,000 for non-committee meetings or conferences attended as part of their duties as a board or committee member. The board meeting attendance fees also apply to any committee meeting if they occur on a different date than the board meetings. We also reimburse our directors for out-of-pocket travel expenses in connection with each board meeting attended. The Chairman of the Compensation Committee is also paid an additional fee of $10,000 per year, and the additional fee for the non-executive Chairman of the Board is $100,000 per year. The Chairman of the Audit Committee is paid an additional fee of $20,000 per year and the other Audit Committee members are paid an additional annual retainer of $5,000 for serving on the Audit Committee. Directors may also receive an additional $5,000 per year fee for performing special services. The only such payments to date have been to Mr. Heather, who performs review work on our annual reserve report and began receiving this additional fee in the fourth quarter of 2002, although in 2008, Mr. Heather received a fee as chairman of the newly formed Reserves Committee in lieu of the special services fee he had previously received.
     On December 10, 2008 the Board approved increases in the compensation of non-employee directors to be effective as of January 1, 2009, as follows:
   1. An increase in annual director retainer from $50,000 to $60,000; and
   2. An increase in the fee paid to the Chairman of the Audit Committee from $20,000 to $30,000;
     We adopted a Director Compensation Plan effective July 1, 2000, for a term of ten years, and amended the plan in May 2005 to remove any deferred compensation aspects of the plan, which aspects had not been used by any director since its adoption. The Board further amended the plan in February 2009 to extend the term of the plan for an additional five years to July 2015. The Director Compensation Plan allows each non-employee director to make a quarterly election to receive his or her compensation either in cash or in shares of our common stock. The number of shares issued to a director who elects to receive shares of common stock under the Director Compensation Plan is calculated by dividing the director fees to be paid to such director by the closing price of the Company’s common stock on the date the fees are payable, the last day of each quarter. We have reserved 400,000 shares for issuance under the Director Compensation Plan, for directors who elect to receive their compensation in stock, and as of February 28, 2009, had 248,206 shares remaining available under the plan.
     In January 2008, we issued each non-employee director, other than Messrs. Beatty and Decker who had just joined the Board in December 2007, 2,400 additional shares of restricted stock that cliff vest three years from the date of grant. In January 2009, each non-employee director received 5,641 shares of restricted stock and 6,489 SARs. These 2009 awards vest one year from the date of grant. Historically, the Company retained 60% of the director awards after vesting until their separation from the Company, but this was replaced in 2008 with stock ownership guidelines (see “Executive Compensation – Compensation Discussion and Analysis – Targeted Compensation – Vesting Parameters and Stock Ownership Guidelines”). All restricted shares vest upon death, disability or a change in control. Mr. Roberts has historically received equity awards as an employee, and the equity awards held by Mr. Roberts are disclosed under the heading “Executive Compensation.”
2008 Director Compensation Table

	Fees Earned
	or Paid in	Stock	Option
	Cash (1)	Awards (2)	Awards (3)	Total
Director	($)	($)	($)	($)
Wieland F. Wettstein	$144,500	$90,067	$19,598	$254,165
Michael L. Beatty	92,000	68,856	—	160,856
Michael B. Decker	69,000	68,856	—	137,856
Ronald G. Greene	102,500	90,067	19,598	212,165
David I. Heather	91,000	90,067	19,598	200,665
Gregory L. McMichael	81,000	95,271	19,598	195,869
Randy Stein	104,000	97,861	19,386	221,247

(1)	Represents fees earned for services as a director during 2008, including the annual base retainer fee and chairmanship or membership fees associated with service on the Board or any committee of the Board.

(2)	Represents the amounts recognized for financial reporting purposes, in accordance with SFAS No. 123(R), for the year ended December 31, 2008, related to restricted stock awards made pursuant to our 2004 Omnibus Stock and Incentive Plan. These amounts include awards granted during and before 2008 and reflect the proportionate amount of compensation for 2008 based on the time vesting terms of the awards and the fair value of the awards on the date of grant, which was the fair market value of the stock on the date of grant. Further discussion regarding the underlying awards is included in Note 9 to the Company’s audited financial statements for the year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 2, 2009.

(3)	Represents the amounts recognized for financial reporting purposes, in accordance with SFAS No. 123(R), for the year ended December 31, 2008, related to stock option and stock settled SAR awards made pursuant to our stock incentive plans. These amounts include awards granted during and before 2008 and reflect the proportionate amount of compensation for 2008 based on the time vesting terms of the awards and the fair value of the awards on the date of grant, which assumptions are included in Note 9 to the Company’s audited financial statements for the year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 2, 2009.
Director 2008 Outstanding Equity Awards at Fiscal Year-End

						Stock Awards
	Option Awards							Market
	Number of	Number of				Number of		Value of
	Securities	Securities				Shares or		Shares or
	Underlying	Underlying				Units of		Units of
	Unexercised	Unexercised		Option	Option	Stock That		Stock That
	Options (#)	Options (#)		Exercise Price	Expiration	Have Not		Have Not
Director	Exercisable	Unexercisable		($)	Date	Vested (#)		Vested ($)

Wieland F. Wettstein		12,000	(1)	$6.9275	1/3/2015
		6,000	(2)	13.5150	2/22/2016
						8,000	(3)	$87,360
						4,000	(4)	43,680
						2,400	(5)	26,208

Michael L. Beatty						9,600	(6)	$104,832

Michael B. Decker						9,600	(6)	$104,832

Ronald G. Greene		12,000	(1)	$6.9275	1/3/2015
		6,000	(2)	13.5150	2/22/2016
						8,000	(3)	$87,360
						4,000	(4)	43,680
						2,400	(5)	26,208

David I. Heather		12,000	(1)	$6.9275	1/3/2015
		6,000	(2)	13.5150	2/22/2016
						8,000	(3)	$87,360
						4,000	(4)	43,680
						2,400	(5)	26,208

Gregory L. McMichael		12,000	(1)	$6.9275	1/3/2015
		6,000	(2)	13.5150	2/22/2016
						8,000	(3)	$87,360
						4,000	(4)	43,680
						2,400	(5)	26,208

Randy Stein		12,000	(1)	$6.7625	1/21/2015
		6,000	(2)	13.5150	2/22/2016
						16,000	(7)	$174,720
						4,000	(4)	43,680
						2,400	(5)	26,208

(1)	These stock options cliff vest 100% on January 3, 2009 (except for Mr. Stein’s options, which vest on January 21, 2009), four years after the date of grant. In addition to the foregoing vesting provisions, all of these options vest upon a holder’s death or disability or a change in control of the Company.

(2)	These stock settled SARs cliff vest 100% on February 22, 2010, four years after the date of grant. In addition to the foregoing vesting provisions, all of these SARs vest upon a holder’s death or disability or a change in control of the Company.

(3)	These shares of restricted stock vest on September 15, 2009 (except for Mr. McMichael in which case the date is December 8, 2009). In addition to the foregoing vesting provisions, all of these shares will vest upon a holder’s death or disability or a change in control of the Company.

(4)	These shares of restricted stock cliff vest 100% on January 2, 2010. In addition to the foregoing vesting provisions, all of these shares will vest upon a holder’s death or disability or a change in control of the Company.

(5)	These shares of restricted stock cliff vest 100% on January 7, 2011. In addition to the foregoing vesting provisions, all of these shares will vest upon a holder’s death or disability or a change in control of the Company.

(6)	These shares of restricted stock vest on December 12th of 2009, 2010, 2011 and 2012, at the rate of 2,400 shares per year. In addition to the foregoing vesting provisions, all of these shares will vest upon a holder’s death or disability or a change in control of the Company.

(7)	These shares of restricted stock vest on January 21st of 2009 and 2010, at the rate of 8,000 shares per year. In addition to the foregoing vesting provisions, all of these shares will vest upon a holder’s death or disability or a change in control of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table lists, as of February 28, 2009, the stockholders of which we are aware that beneficially own more than 5% of our issued and outstanding common stock and the common stock held by our executive officers and directors, individually and as a group to our knowledge solely based upon public filings. Unless otherwise indicated, each stockholder identified in the table is believed to have sole voting and investment power with respect to the shares beneficially held. The table includes shares that were acquirable within 60 days following February 28, 2009 under our 1995 Stock Option Plan and 2004 Omnibus Stock and Incentive Plan.

	Beneficial Ownership of
	Common Stock as of
	February 28, 2009
			Percent of
Name and Address of			Shares
Beneficial Owner	Shares		Outstanding
Wieland F. Wettstein	179,868	(1)(2)	*
Michael L. Beatty	25,341	(3)	*
Michael B. Decker	22,119	(3)	*
Ronald G. Greene	4,146,710	(1)(4)	1.7%
David I. Heather	88,041	(1)(5)	*
Gregory L. McMichael	61,241	(1)	*
Randy Stein	65,303	(1)	*
Gareth Roberts	2,561,034	(6)(7)	1.0%
Phil Rykhoek	700,912	(7)	*
Ronald T. Evans	772,643	(7)	*
Robert Cornelius	146,656	(7)	*
Mark C. Allen	517,627	(7)	*
All of the executive officers and directors as a group (18 persons)	10,168,571	(8)	4.1%
FMR LLC	37,019,075	(9)	14.9%
82 Devonshire Street Boston, MA 02109
Neuberger Berman Inc	21,851,185	(10)	8.8%
605 Third Ave. New York, NY 10158
RS Investment Management Co. LLC	14,163,323	(11)	5.7%
388 Market Street San Francisco, CA 94111

*	Less than 1%

(1)	Includes (a) 8,000 shares of unvested restricted common stock which vests on September 15, 2009, (except in the cases of Messr. McMichael and Stein whose shares vest on December 8, 2009 and January 21, 2010, respectively) (b) 9,641 shares of unvested restricted common stock which cliff vest on January 2, 2010, (c) 2,400 shares of unvested restricted common stock which cliff vest on January 7, 2011, and (d) 12,000 stock options that are currently vested. In addition to the foregoing vesting provisions, all of these shares will vest upon a holder’s death or disability or a change in control of the Company.

(2)	Includes 90,072 shares of common stock held by Mr. Wettstein’s spouse.

(3)	Includes (a) 9,600 shares of unvested restricted common stock which vests at the rate of 2,400 shares per year, on December 12th of each year and (b) 5,641 shares of unvested restricted common stock which cliff vest on January 2, 2010. All of these shares will vest upon a holder’s death or disability or a change in control of the Company.

(4)	Includes 80,600 shares of common stock held by Mr. Greene’s spouse in her retirement plan, 136,000 shares held in the Greene Family Charitable Foundation of which Mr. Greene is a trustee, and 2,650,012 shares held by Tortuga Investment Corp., which is solely owned by Mr. Greene. Mr. Greene’s shares held by Tortuga Investment Corp. include 90,000 shares that are pledged as security.

(5)	Includes 56,000 shares of common stock held in a family trust of which Mr. Heather is a trustee.

(6)	Includes 293,320 shares of common stock held by a corporation which is solely owned by Mr. Roberts, 8,912 shares held by his spouse and 1,000 shares held by his minor child. Mr. Roberts has 1,526,612 shares pledged as security.

(7)	Includes the following shares of common stock (as shown in the table below) for each respective individual which they respectively have the right to acquire pursuant to (a) stock options that are currently vested or that vest within 60 days from February 28, 2009, (b) shares of unvested restricted stock which vest on August 6, 2009 (except in the case of Mr. Cornelius whose shares vest annually over the next two years on September 5th of each of 2009 and 2010), (c) shares of unvested restricted common stock that will cliff vest after four years of service, on January 3, 2010, (d) shares of unvested restricted common stock that will cliff vest after three years of service, on March 31, 2010, (e) shares of unvested restricted common that will cliff vest after three years of service on March 31, 2011, (f) shares of unvested restricted common stock that will cliff vest after three years of service, on March 31, 2012, (g) shares of unvested restricted stock that vest ratably between January 31, 2009 and the date the officer becomes retirement eligible, which is upon the officer reaching a retirement age between the ages of 60 and 65, depending on length of service. In addition to the foregoing vesting provisions, all of these shares will vest upon a holder’s death or disability or a change in control of the Company, with the exception of the shares that cliff vest on March 31, 2011 and March 31, 2012 for Messrs. Roberts, Rykhoek, Evans, and Allen. These amounts do not include any performance based shares as their issuance is dependent upon achieving certain performance criteria.

			Unvested
		Unvested	Restricted	Unvested	Unvested	Unvested	Unvested
		Restricted	Stock	Restricted	Restricted	Restricted	Restricted
		Stock	(Vesting on	Stock (Vesting	Stock (Vesting	Stock (Vesting	Stock
	Stock	(Annual	January 3,	on March 31,	on March 31,	on March 31,	(Retirement
	Options	Vesting)	2010)	2010)	2011)	2012)	Vesting)
Officer	(a)	(b)	(c)	(d)	(e)	(f)	(g)

Gareth Roberts	515,760	122,200	4,236	30,000	21,662	54,128	263,200
Phil Rykhoek	90,652	91,000	3,026	17,500	12,644	34,937	217,778
Ronald T. Evans	158,480	91,000	3,026	17,500	12,644	34,937	228,667
Robert Cornelius	—	50,000	—	5,562	12,644	34,937	—
Mark C. Allen	172,312	44,200	2,136	12,500	9,034	29,524	113,333

(8)	Includes 1,281,604 shares of common stock which the executive officers and directors as a group have the right to acquire pursuant to stock options which are currently vested or which vest within 60 days from February 28, 2009, and 2,124,619 shares of restricted stock which vest over time. These amounts do not include any performance based shares as their issuance is dependent upon achieving certain performance criteria. The maximum number of shares at February 28, 2009 that could be issued to executive officers pursuant to performance share awards is 969,738 shares.

(9)	Information based on Schedule 13G/A filed with the SEC on February 17, 2009. FMR LLC claims sole power to vote or to direct the vote of 1,047,468 shares and sole power to dispose or to direct the disposition of 37,019,075 shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 35,828,086 shares as a result of acting as an investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3rd and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 35,828,086 shares owned by the Funds. The power to vote or direct the voting of the 35,828,086 shares directly owned by the Fidelity Funds resides with the Funds’ Boards of Trustees.

(10)	Information based on Schedule 13G/A filed with the SEC on January 9, 2009. This Schedule 13G/A is a joint statement filed by Neuberger Berman Inc., Neuberger Berman, LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds. Neuberger Berman Inc. and Neuberger Berman, LLC each claim sole voting power of 10,472,599 shares, shared voting power of 10,403,501 shares and shared dispositive power of 21,851,185 shares. Neuberger Berman Management LLC claims shared voting power and shared dispositive power of 10,403,501 shares. Neuberger Berman Equity Funds claims shared voting and shared dispositive power of 9,698,215 shares.

(11)	Information based on schedule 13G filed with the SEC on February 10, 2009. RS Investment Management Co. LLC claims shared power to vote or to direct the vote of 14,163,323 shares and shared power to dispose or to direct the disposition of 14,163,323 shares with The Guardian Life Insurance Company of America and Guardian Investment Management Co. LLC. The Guardian Life Insurance Company of America is an insurance company and the parent company of Guardian Investor Services LLC and RS Investment Management Co. LLC.
MANAGEMENT
     The names of our officers, the offices held by them and the period during which such offices have been held are set forth below. Each officer holds office until his successor is duly elected and qualified in accordance with our Bylaws.

Name	Age	Position
Gareth Roberts	56	President and Chief Executive Officer
Robert Cornelius	54	Senior Vice President, Operations
Ronald T. Evans	46	Senior Vice President, Reservoir Engineering
Phil Rykhoek	52	Senior Vice President, Chief Financial Officer, Secretary and Treasurer
Mark C. Allen	41	Vice President & Chief Accounting Officer
Jerome C. Ballard, Sr.	43	Vice President, Human Resources
Dan Cole	56	Vice President, Marketing
Brad Cox	47	Vice President, Business Development
Ray Dubuisson	58	Vice President, Land
Charlie Gibson	50	Vice President, Reservoir Engineering
Barry Schneider	46	Vice President, Production and Operations

     Management Succession Plan. On February 5, 2009, our Board of Directors adopted a management succession plan under which our current executive officers will assume new roles on or about June 30, 2009. Gareth Roberts, the Company’s founder, will relinquish his position as President and CEO and become Co-Chairman of the Board of Directors and will assume a non-officer role as the Company’s Chief Strategist. Phil Rykhoek, currently Sr. Vice President and Chief Financial Officer, will become CEO; Tracy Evans, currently Senior Vice President – Reservoir Engineering, will become President and Chief Operating Officer; and Mark Allen, currently Vice President and Chief Accounting Officer, will become Senior Vice President and Chief Financial Officer.
     Set forth below is a description of the business experience of each of our current officers other than Gareth Roberts. See “Business to be Conducted at the Meeting — Election of Directors” for a discussion of the business experience of Gareth Roberts.
     Robert Cornelius, Senior Vice President, Operations, is an engineer and is responsible for all aspects of production, drilling, facilities and operations and has over thirty years of relevant industry experience. Before joining us in September 2006, Mr. Cornelius was Vice President of Operations with J.M. Huber Corporation, a large privately-owned company, beginning his employment there in 1982. Mr. Cornelius graduated from The University of Texas with a Bachelor of Science degree in Petroleum Engineering in 1977.
     Ronald T. Evans, Senior Vice President, Reservoir Engineering, is a registered Professional Engineer who joined us in September 1999. Before joining Denbury, he was employed as a manager with Matador Petroleum Corporation for 3 years and employed by Enserch Exploration, Inc. for 12 years in various positions. Mr. Evans received his Bachelor of Science degree in Petroleum Engineering from the University of Oklahoma in 1984 and his MBA from the University of Texas at Dallas in 1995. Mr. Evans also serves as a director of Genesis Energy, L.P.
     Phil Rykhoek, a Certified Public Accountant, is Senior Vice President, Chief Financial Officer, Secretary and Treasurer of Denbury. Before joining us in June 1995, Mr. Rykhoek was co-founder and an executive officer of Petroleum Financial, Inc. (“PFI”), a private company formed in May 1991 to provide accounting, financial, and management services on a contract basis to other entities. While at PFI, Mr. Rykhoek was also an officer of Amerac Energy Corporation, where he had been employed in various positions for eight years, most recently as Vice President and Chief Accounting Officer. Mr. Rykhoek also serves as a director of Genesis Energy, L.P. and as a director of Prison Entrepreneurship Program, a private charitable organization based in Houston, Texas.
     Mark C. Allen, a Certified Public Accountant, is Vice President and Chief Accounting Officer. Mr. Allen joined us in April 1999 as Controller and Chief Accounting Officer. Prior to joining Denbury, Mr. Allen was Manager of Financial Reporting for ENSCO International Incorporated from November 1996 to April 1999. Prior to November 1996, Mr. Allen was a manager in the accounting firm of Price Waterhouse LLP. Mr. Allen also serves as a director of Genesis Energy, L.P.
     Jerome C. Ballard, Sr., Vice President, Human Resources, joined us in July 2008. Prior to joining Denbury, Mr. Ballard was the Sr. Vice President of People at Tire Centers, a wholly owned subsidiary of the Michelin Corporation from June 2005 to June 2008. Prior to June 2005, Mr. Ballard was a Vice President of Human Resources for the ServiceMaster Corporation. Mr. Ballard received his B.A. from Mt. St. Mary College and his Juris Doctor from the University of Miami.

     Dan Cole, Vice President, Marketing, joined us in October 2006. Prior to joining Denbury, Mr. Cole was Director of the Mississippi/Alabama Business Unit for Plains Marketing, LP, since April 2004, and Manager, Gulf Coast Region for EOTT Operating, for the prior eight years before being acquired by Plains Marketing. Mr. Cole has 26 years of marketing, transportation and supply experience in the natural gas and crude oil industry. Mr. Cole received his Bachelor of Business Administration degree from Texas A&M University in 1974.
     Brad Cox, Vice President, Business Development, a registered Professional Engineer, joined us in January 1999 and was appointed Vice President in August 2007. Prior to joining Denbury, Mr. Cox was employed with National Energy Group for two years where he was responsible for reserves and acquisitions and employed by Enserch Exploration, Inc. for 11 years in various onshore and offshore engineering positions. Mr. Cox received his Bachelor of Science degree in Petroleum Engineering from the University of Oklahoma in 1985.
     Ray Dubuisson, Vice President, Land, joined us in July 2002. Prior to joining Denbury, Mr. Dubuisson was a practicing oil and gas attorney in the Houston area primarily involved in exploration and production transaction work, preparation of title opinions, and negotiation and preparation of acquisition and divestiture agreements. He is licensed to practice law in the State of Texas, and has previously served as Vice President of Land for Weber Energy Corporation and Quanah Petroleum in Dallas, as Gulf Coast District Land Manager for Aminoil in Houston, and as Landman for Chevron in New Orleans.
     Charlie Gibson, Vice President, Reservoir Engineering, a registered Professional Engineer, joined us in September 2002 and was appointed Vice President in August 2007. Prior to joining Denbury, Mr. Gibson was employed as a manager with Coho Resources for six years and employed by Oryx for 14 years in various reservoir and production engineering positions. Mr. Gibson received his Bachelor of Science degree in Petroleum Engineering from Louisiana State University in 1981.
     Barry Schneider, Vice President, Production and Operations, joined us in September 1999 and was appointed Vice President in August 2007. Prior to joining Denbury, Mr. Schneider was employed as a production engineer for Wiser Oil for six years and by Conoco for nine years in various production, engineering and operation positions. Mr. Schneider received his Bachelor of Science degree in Natural Gas Engineering from Texas A&M-Kingsville in 1985.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     The following discussion and analysis contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of Denbury’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Denbury specifically cautions investors not to apply these statements to other contexts.
     Objectives and Philosophy. Our compensation policies are designed to ensure that salary levels and compensation incentives attract and retain top level individuals in key positions and are commensurate with each individual’s level of executive responsibility, the type and scope of our operations, and our Company-wide financial condition and performance.
     Our overall compensation philosophy is that:
•	we pay base salaries at the level to attract and retain outstanding talent, generally targeted at the median level of salaries of comparable companies;

•	long-term incentives are the main focus of executive compensation;

•	we encourage all employees to be stockholders to better align their interests with those of our stockholders; and

•	we reward employees primarily for the effort and results of the team or Company as a whole, rather than compensating only for individual performance.
     The components of our Company-wide compensation consist of:
•	competitive base salaries;

•	a bonus plan for all employees;

•	long-term awards for all employees, but with higher amounts for our professionals;

•	restricted stock for our managers and others in critical roles;

•	stock for our officers, of which half is restricted stock and half is performance-based; and

•	a stock purchase plan for all employees.
     We believe that our overall program has proven to be an effective retention and motivation tool for our employees and management as evidenced by our low employee turnover ratio and our company’s performance during the last five years as compared to our peers (see our stock performance chart on page 48). In spite of the highly competitive environment that currently exists in our industry and the demand for experienced personnel, our turnover rate has averaged only 5% per year during the last two years, excluding involuntary terminations.

     We do not currently have a policy providing for specific compensation penalties if we were to be required to restate our financial statements. The only specific impact of this event would be a potential downward adjustment to our performance awards, not to exceed 25%, based on the subjective review by the Compensation Committee of our Board of Directors (the “Committee”) (see “Performance-based Shares” below), although such an event would also likely affect the more subjective cash bonuses awarded by the Committee each year which considers overall company performance and would likely affect the value of the equity awards granted to our employees pursuant to our stock purchase plan and 2004 Omnibus Stock and Incentive Plan (“Stock Plan”).
     Peer Comparison. To assist us in establishing our “targeted overall compensation”, we have used a combination of a broad-based industry survey and data obtained by a review of proxy materials for a more limited set of our peer companies. Management uses what we believe to be one of the more complete compensation surveys for our industry, which is prepared by Effective Compensation, Incorporated (“ECI”), selected primarily because of its extensive listing of both employee positions and industry entities. The most recent March 1, 2008 survey included compensation data from 112 exploration and production entities. In addition to reviewing the overall data from the 112 entities, management selected a subset of 22 peer group companies as a separate report from ECI, principally chosen because of a similar market capitalization. Due to the comprehensive nature of the ECI survey, we primarily use it to compare the base salaries, bonuses and long-term compensation of our employees, as the survey includes almost all types of positions for an oil and natural gas exploration and production company.
     When the Committee reviews overall compensation for our executive officers, it reviews the data furnished by ECI, but tends to rely more heavily on compensation data extracted by them from peer proxy materials, as the proxy materials include data regarding stock and long-term compensation, the primary focus and emphasis of our executive compensation program. During the last three years, this peer group has included between 13 and 16 companies. Our most recent compensation review in the fall of 2008, included proxy data for 15 peer companies: Berry Petroleum, Cabot Oil and Gas, Cimarex Energy Company, Comstock Resources, Encore Acquisition, Forest Oil, Newfield Exploration, Pioneer Natural Resources, Plains Exploration and Production Company, Quicksilver Resources, Range Resources, Southwestern Energy, St Mary Land, Swift Energy, and Whiting Petroleum. These companies were chosen because they are all independent exploration and production companies and generally have a similar market capitalization.
     Targeted Compensation. Our 2008 peer group review included an analysis of five major components:
(i)	base salary,

(ii)	cash bonuses,

(iii)	restricted stock grants,

(iv)	stock options or SAR grants, and

(v)	non-equity incentive compensation.
The Committee compared the total compensation paid to executives of our peer companies with the compensation of our executive officers, with a goal to pay around the median amounts for base salary and in overall total compensation, with the primary focus on long-term incentives.

     Consistent with the Company’s overall emphasis on team work, our senior management generally functions as an executive committee: we have created what we describe as an “Investment Committee” which consists of our President and CEO, the three senior Vice-Presidents and one other Vice President, making up our five (5) Named Executive Officers. This group reviews and approves almost all significant corporate decisions as a group. Thus we operate on a less pyramidal basis than do most of our peers. Consistent with this approach, compensation of our senior management is more consistent among this group than at most of our peers, and there is less variance between our CEO’s salary and that of our other senior management. When we compare our senior management’s compensation to that of our peer group, we compare it based more on an aggregate basis than on an individual basis. In practice, this means that we compare the total aggregate compensation for our Named Executive Officers to the aggregate compensation for the top five executives of our peer group, rather than comparing individual positions. When we allocate the compensation among our Named Executive Officers, we have in essence, three second highest paid officers, in that we compare the three Senior Vice Presidents’ compensation to the median compensation of those holding the second highest paid positions of our peer group, offset to a degree by lower than median compensation paid to our CEO.
     Generally, we target our base salaries to be less than one-quarter of our executives’ total compensation, with the remainder to be paid either through bonuses or long-term equity awards. This means that all but executives’ base salaries will be based, at least to some degree, on Company performance. Our compensation program also provides a mix of short-term and long-term incentives, with a heavier weighting towards long-term incentives.
     Peer Comparison. The results of our most recent compensation review, wherein we compared the 2008 compensation of our Named Executive Officers to the aggregate compensation of the top five reporting officers of our 15 member peer group, is summarized below, with each aspect of compensation discussed in more detail under the respective categories of compensation below. Note that the columns for the peer group data do not add across as the analysis reflects the median of each column.
2007 Denbury and Peer Group Data

			Bonus as		Non-equity
	Base	Cash	a percent	Total Equity	Incentive	All Other	Total
(Amounts in thousands)	Salary	Bonuses	of Salary	Comp	Comp	Comp	Comp

Median of peer group	$1,669	$1,353	81%	$4,977	$1,000	$303	$11,331

Denbury totals	$1,646	$1,694	103%	$3,650	$—	$193	$7,183

Denbury % to peers	99%	125%		73%	0%	64%	63%
     While the above data was used as a guideline in determining our executives’ various aspects of compensation as discussed below, you should note that this is 2007 data, and therefore it is dated information. It is not possible to determine how compensation changed in 2008 or will change thereafter at the companies in our peer group and therefore, it is impractical for us to match the median compensation of our peer group even if desired, as the compensation of our peers is constantly changing.
     Short-Term Incentive Compensation. Our short-term incentive compensation consists of annual cash bonuses for all employees (including executive officers). As discussed in more detail below, our cash bonus determinations are made by our Committee using data on certain objective measurements, but the actual determination of what bonus to pay is based on an overall retrospective evaluation of our corporate results. We prefer having a portion of our compensation determined by subjective measures, as we believe that overly specific performance targets can cause an executive to focus solely on those targets and ignore other prudent operating and performance measures. For example, companies can achieve production-based targets through uncontrolled and unreasonable costs. By linking our executives’ cash bonuses to those of all our employees and Company-wide performance, we believe we are also building a more cohesive team of employees.
     Long-Term Incentive Compensation. Long-term compensation is a significant focus of our total compensation program for all employees, and is at an even higher level for our executives. Our overall long-term program consists of deferred cash bonuses, SARs payable only in stock, restricted stock and for our officers, performance-based stock. For our executives, our primary compensation and retention awards during the last four years have been in the form of restricted stock, most recently supplemented by performance-based stock and for our 2009 grants, SARs. In our three most recent compensation reviews, including the latest in late 2008, we split the stock awards to our executives into two pieces; one-half was cliff-vesting restricted stock and other half (based on the targeted level) was performance-based stock. We believe equity awards for our executives align the interests of our executive officers (and all other employees) with those of our stockholders. All equity-based awards granted under our Stock Plan are designed to motivate the employee to increase the value of the Company, and hopefully help achieve a commensurate increase in the market price of our shares, which benefits not only the employee but the Company’s stockholders. Because stock price is the primary measure that stockholders use to measure our performance, we believe that it is an important way to measure our executives’ performance.
     In order to create additional performance incentives, one-half of our stock awards are in the form of performance-based stock (see “Performance-based Shares” below). Our goal was to select performance objectives which would not be significantly affected by commodity prices, or if so influenced, we chose as our measurement criteria comparisons to our peer group who theoretically would be subject to the same market influences on their performance. Further, we have employed four different performance objectives, as discussed above, so as to minimize any motivation for manipulation of the targets by our executives.
     In our latest review in late 2008, consistent with prior practice, we allocated the stock awards between time vesting shares and performance awards as outlined above, but we also gave our executives SARs equal in value (based on the Black-Scholes option pricing model) to one-third of the total equity compensation. We believed that this would also better align our officers’ compensation with that of our employees as our other senior managers get a mix of restricted awards and SARs. We further viewed the SARs as an even better way to motivate and encourage performance, as these awards do not have any value unless our stock price increases. In addition, since our Plan limits the number of restricted shares and performance shares we can issue, in order to give our executives an appropriate compensation amount, the Committee needed to replace some of the restricted shares and performance shares with SARs with an equivalent value (based on the Black-Scholes option pricing model).
     We believe that the combination of base salaries, discretionary annual bonuses, SARs, restricted stock and performance-based shares provides a proper balance of compensation between short-term and long-term awards and between cash and equity awards, with over half the target related to long-term equity awards, an important part of our plan. All of our equity awards align our executives’ objectives with those of our stockholders, and approximately one-third to one-half of those equity awards are further tied to specific corporate performance objectives. A significant portion of total compensation (cash bonuses) is determined based on subjective performance measures, assuring that our executives focus on the entire business and not just isolated narrow statistical categories.
     Vesting Parameters and Stock Ownership Guidelines. In addition to being performance based, our equity awards to executives are long-term in nature. While the most recent annual recurring long-term awards generally vest three years from the date of grant, the grant of restricted stock awarded to our executives during 2004 (the most significant grant to our executives to date) vested over an even longer period of time, an average of 14 years for the then serving named executive officers, except in the case of death, disability or change of control. The 2004 awards were split into two pieces; 65% vests 20% per year over five years and the remaining 35% vests upon retirement (as defined, but no earlier than age 60). Since these 2004 awards have not completely vested, they still represent a significant portion of the equity compensation disclosed in our compensation tables. Although our stock price is down significantly from its prior highs, primarily as a result of the lower oil prices, we determined that the existence of the retirement portion of these restricted shares (i.e. 35%) was not providing the benefits that we originally desired. One, since many of our current officers were not officers at the time 2004 grant date, we were not being consistent among our officers, particularly with regard to retirement and change of control benefits. Further, we realized that these shares had grown so much in value that in mid-2008 (at the peak of oil prices and our stock price), they could potentially make a change in control unduly advantageous. Although beginning last year we had eliminated the change of control provisions in any new equity grants for those officers with a retirement portion of a restricted share grant, the size of these 2004 retirement grants were so large that the increase in value had become too material. As such, effective January 31, 2009, the Board of Directors made a change to these 2004 grants, vesting the retirement shares ratably each January 31st between January 31, 2009 and the officer’s retirement eligible date.
     Previously, our officers and directors were required to retain a portion of their vested shares until their separation from the Company. During 2008, our Board approved an amendment to our officers and directors restricted stock awards that eliminated this hold requirement and replaced it with stock ownership guidelines. We believe that eliminating the hold requirement and replacing it with stock ownership guidelines will be a better method to attract and retain executives and directors by making more shares available to officers and directors prior to their separation from the Company, while at the same time encouraging significant and long-term share ownership.
     Under our new stock ownership guidelines, all officers will be expected to hold stock with a value equal to three times their then annual base salary, and directors will be expected to hold stock with a value of three times their then annual cash compensation. If an officer that is part of the our Investment Committee (senior management, our Named Executive Officers) or director has not yet met such stock ownership levels or falls below such levels for a specified period, the guidelines will provide that no shares of common stock can be sold by that officer or director (except in connection with tax withholding or an hardship exception granted by the Board) until such ownership levels are reached. If an officer that is not part of our Investment Committee has not yet met such stock ownership levels or falls below such levels for a specified period, the guidelines will provide that such officer must retain and hold at least one-third of any restricted shares that vest until such ownership levels are reached, unless a hardship exception is granted by the Board.

     Base Salaries. We strive to provide our senior management with a level of assured cash compensation in the form of base salaries that are appropriate given their professional status and accomplishments. We believe that base salaries should generally target the median salaries of our peer companies. Because of our Company’s emphasis on team work, as discussed under “Targeted Compensation”, we review and set base salaries for our senior management more on a group basis than on an individual basis, and have in essence, three officers that are paid based upon the median base salary level of the second highest paid person of our peers, offset to a degree by lower than median compensation paid to our CEO. While there is a distinction between the base salaries of our CEO, our three senior vice presidents and our other two levels of vice presidents, to account for the varying levels of responsibility, the base salaries among the members of each group or level are very similar and sometimes identical. We do this to further emphasize our team approach and as such, seldom make distinctions for individual performance, experience or expertise among those individuals in the same levels within our executive group.
     The Committee granted an overall average 5.3 % pay raise to all non-executive employees of the Company effective September 1, 2008 and granted a corresponding increase for each of our officers. This increase was based on the ECI data that showed that in the aggregate, we were trailing the median of our peer group by almost 8%. In our industry, the marketplace continues to be extremely competitive, as there is a general shortage of petro professionals which is driving demand. The Committee further granted an overall average 4.1% increase effective January 1, 2009, to all employees and officers, with the exception of our President and CEO and our Chief Accounting Officer (CAO). These increases are expected to put us on par with our peer group (on a company-wide basis) for 2009.
     In the case of our President and CEO, his salary has very significantly lagged the median for a number of years, and consequently, the Committee granted him a 10% increase in base salary on January 1, 2009 rather than the 4.1% increase granted to most other officers and employees as a whole. With our CAO, the Committee felt that it needed to created greater separation between him and the remaining officer group since he was the lowest paid member of the Investment Committee, and thus he was granted a 7.1% increase in base salary. This resulted in a base salary for our President and CEO of $550,000, base salaries of $355,000 for each of our three senior vice-presidents and $300,000 for Mr. Allen, our CAO, and the next highest paid vice president. These salaries were effective January 1, 2009.
     Cash Bonus Plan. Since 1995, we have had a practice of paying cash bonuses to all of our employees each year except in 1998 (the only year in which we had a significant net loss), when no bonuses were paid to employees. There is no formal bonus plan, nor any written formulas for determining bonus amounts. The decision to pay bonuses and in what amounts is determined by our Committee on a Company-wide basis, and executive officers receive bonuses only if all other employees receive bonuses.
     Our current practice used for 2008 bonuses, which is subject to review and change each year by our senior management and our Committee, includes seven different levels for bonus compensation purposes. The first five bonus levels are for non-officer employees. The remaining two levels include our corporate officers.
     Target bonus levels are as follows:
     Tier I – first line personnel and entry level positions (10% of base salary)
     Tier II – first level supervisors and entry level petro and technical professionals (20% of base salary)

     Tier III – experienced professionals and first level managers (27.5% of base salary)
     Tier IV – senior professionals and next level managers (35% of base salary)
     Tier V – departmental/functional leaders (non-officers) (45% of base salary)
     Officer I – non investment committee officers (70% of base salary)
     Officer II – named executive officers / investment committee members (100% of base salary)
     All cash bonuses are paid at the same level within each respective targeted range such that bonuses paid to all employees, including the officers, is consistent within their targeted range (i.e. if bonuses are paid at the middle of the range for one group, all other groups including the Named Executive Officers also receive bonuses at the middle of the targeted range). Additionally, we have paid a Christmas bonus to all employees each year that is equivalent to one week of each employee’s base salary.
     Bonus determinations are made by our Committee subjectively, not based on arithmetic methods, formulas or specific targets, but based on an overall retrospective evaluation of our corporate results, taking into account a wide range of both non-numeric measures and financial and operational results, which measures and results are not determined until the year has concluded. Any measure that might be considered to determine whether or not an oil and gas company had a good year (or other measures of success or failure) is a possible consideration by the Committee. These measures have historically included an evaluation of production levels, stock performance, achievement of acquisition or disposition goals, completion of significant transactions, completion of significant projects (such as software systems or significant construction projects), operating and administrative expense levels as compared to budget, capital expenditures as compared to budget, and the changes in our proved, probable and possible reserves for that period as compared to costs incurred. As our Committee’s decisions are subjective evaluations made on an overall basis, it is not possible to determine how these measures are weighted or evaluated by the Committee.
     Our Committee recommended that bonuses for 2008, paid in early 2009, be awarded at the 75th percentile of the target bonus range. The Committee noted that we had record earnings and cash flow during 2008, low finding costs compared to our peers, a high reserve replacement ratio, no significant issues during the year with regard to corporate governance, safety and environmental issues, and that we continued to have low employee turnover in a difficult competitive industry. While these are all positive events, the Committee noted that our costs had risen faster and higher than originally expected, that our 2008 production was less than originally expected and that the overall economic environment was difficult at year-end 2008 due to the low commodity prices and struggling economy. Overall, the Committee concluded that 2008 was a good year, although not one of the Company’s best. As a result, the Committee recommended a bonus award for 2008 equal to the 75th percentile of the target bonus range for each bonus level, or a total of 52.5% for the non-investment committee officers and 75% of base salaries for the Named Executive Officers (i.e. all employees received bonuses at the 75th percentile of their respective targeted range).
     Stock Purchase Plan. To encourage stock ownership in the Company by all of our employees and to better align our employees’ interests with those of our stockholders, we have a stock purchase plan which allows all employees to contribute up to 10% of their base compensation, with the Company matching 75% of such contributions, which is more generous with regard to company matching or stock discounts than the more typical plan that qualifies under Section 423 of the Internal Revenue Code. The combined funds are used at the end of each quarter to purchase common stock at the then current market price. In addition, we pay the income tax on the matching portion for employees who are Tier I employees (see “Cash Bonus Plan”). The stock purchase plan requires each employee to hold these shares for a minimum of one year before disposition. The Named Executive Officers received approximately 6% of the total Company matching compensation during 2008. The Named Executive Officers have the same limitations and rights under the plans as do our other employees and their benefits are the same as those for all other employees relative to their respective base salaries.
     Long-term Awards — Overall Program. Over time, our compensation program has evolved and the mix of long-term awards has changed. However, we have consistently given our new employees long-term incentive awards (“Awards”) on their date of hire, with additional Awards granted each year as part of the annual review of compensation by our Compensation Committee. An employee’s initial Award generally vests 25% per year over a period of four years.
     In the past, our annual Awards generally cliff vested 100% four years from the grant date. The Committee’s review of our program indicated the need for uniformity between the Awards granted initially to new hires and our annual Awards for incumbent non-officer personnel. Beginning with the 2009 grants Tier I – V employees will no longer receive grants that cliff vest 100% four years after the grant date; instead the grants will vest ratably over four years. For the officers, rather than change all of their awards, the Committee decided to retain the cliff vesting aspects for their SARs and restricted stock awards, but change the performance awards so that they cliff vest in one year. The Committee believed that a one year performance period was a better inducement than a three year period, was easier to administer and measure, and provided a more current level of vesting consistent with the other employees without changing all of the vesting provisions for the other officer equity awards.
     The committee also changed the period that all employees have to exercise their awards (i.e. the termination date) from ten years to seven years. This change is beneficial for both our stockholders and the Company, as it decreases our compensation expense under the Black-Scholes option pricing model and results in SARs being exercised sooner which in turn will result in shares not utilized in the net settlement of SARs being returned to the pool for future awards.
     In the 2008 compensation review, we reviewed all aspects of our employees’ compensation (including officers) and compared them to peer group compensation using surveys and/or publicly disclosed data, including base salary, cash bonuses and long-term awards, valuing the long-term awards as expensed in financial statements. We then adjusted each individual’s compensation package so that they were generally in line with the median of industry peer groups for the three main categories, cash, cash bonuses and long-term compensation, generally pricing the new awards in the same manner as they will be expensed in our financial statements. Our compensation review made it clear that in the extremely competitive petro-professional marketplace (geologists, geophysicists, reservoir and operations engineers), we were not receiving any credit for the deferred cash that we were offering as part of our long-term incentives. Based on all the data, we determined that we would allocate the long-term award grants at year-end 2008, as well as future grants (subject to future review and changes but at least during 2009), using the following allocations:

Tier I employees	75% deferred cash / 25% SARs
Tier II employees	100% SARs
Tier III employees	67% SARs / 33% restricted stock
Tier IV employees	40% SARs / 60% restricted stock
Tier V employees	33% SARs / 67% restricted stock
Officers	33% SARs / 67% stock, of which 50% is cliff vested restricted stock and 50% is cliff vested performance-based stock

     As a result of the drop in commodity prices and corresponding drop in our stock price, we have used more shares than we originally expected, as more shares are required in a low price environment to achieve the same level of compensation for our directors, officers and employees. Because of the drop in our stock price, in December 2008 the Committee elected to set a $13.00 formulaic per floor price on our stock price for purposes of making compensation value calculations. They did this because they believed that a stock price below $13.00 per share was not representative of the value of the Company (even at the currently low commodity prices) and in order to use fewer shares for our equity compensation programs. This floor price applied to the grants made in January as part of our 2008 compensation review and will also apply to all equity awards made during 2009.
     Long-term Awards — Restricted Stock. In keeping with the concept of maintaining a regular schedule of long-term awards that vest each year (our key retention feature), the Committee reviewed the executives’ compensation again in late 2008 to determine the appropriate amount of long-term awards to issue. The primary tool used in the analysis was a comparison of our executives’ compensation to that of our peers, using the required public disclosures of total compensation (see summary table under “Targeted Compensation – Peer Comparison” above). As the comparison indicates, the executives’ total compensation was only 63% of the median of our peers, well below the targeted amount. Even with the salary increases and the increased cash bonuses, the Committee determined that our executive compensation was still approximately $4.1 million below the median total compensation of the peer group. The Committee concluded that they would grant an equity package similar to prior grants, except that approximately one-third of the equity awards would be SARs (see “Targeted Compensation – Long-term Incentive Compensation” above), with a total value (based on the 100% performance target amount) of $3.65 million allocated among the executive group as noted below, approximately $1.3 million less than the median total equity compensation of our peer group.
     After all of its deliberations, the Committee concluded that it was appropriate for aggregate compensation to be below the median because (i) the cash bonuses being paid for 2008 were awarded at the 75th percentile rather than the 100th percentile for various reasons (see “Cash Bonus Plan” above), (ii) officers could earn more than the targeted amount if the Company performed well pursuant to the provision in the performance-based share awards that allowed executives to earn up to 200% of the targeted amount, and (iii) it was desirable and preferred by management that their compensation be reasonable, but less than that of their peer group, so that the gap between executive compensation and the Company’s other professionals was less than at other peer companies, in keeping with the team concept inherent in all of our compensation practices. The dollar value and shares granted to each officer are disclosed below under “Equity Awards Granted January 2009”.
     Performance-based Shares. The granted performance-based stock will be earned (and eligible to vest) during the performance period depending upon the Company’s level of success in achieving four specifically-identified performance targets. Generally, one-half of the shares earnable under the performance-based shares will be earned for performance at the designated target levels (100% target vesting levels) or upon any earlier change of control (for certain officers), and twice that number of shares will be earned if the higher maximum target levels are met. If performance is below designated minimum levels for all performance targets, no performance-based shares will be earned. The targets chosen by our Committee are generally intended to be based upon controllable Company performance factors, which for the most part are intended to exclude the effect of changes in commodity prices. The Committee is authorized to change any of the terms or conditions of the Award in order to take into account any material unanticipated change in the Company’s operations, corporate structure, assets, or similar changes, but only to the extent such action carries out the original purpose, intent and objectives of the Award.
     The performance targets consist of (i) comparisons of actual results to budgeted or targeted amounts or (ii) a relative comparison of our actual results to that of our peers. The targets cover four primary areas: (i) tertiary oil production (ii) total corporate production, (iii) the total of finding and development costs, general and administrative costs and operating expenses on a per unit basis, and (iv) reserve replacement percentages. The calculation is done by reviewing each measure, determining the appropriate number of points for each measure based on the actual results as indicated in each table below, and adding them up. In the aggregate, the potential points earned range from zero to 200, which corresponds to a vesting percentage from zero percent to 200% of the targeted shares. The measurement period is a three year period for the awards granted in January 2007 and 2008, and a one year measurement period for the awards granted in January 2009.
     In addition to the specific performance measures outlined below, our Committee will have the discretion to reduce the number of performance-based shares otherwise earned by up to 25% based on other factors, which include their review of our Company’s corporate governance, environmental and safety compliance, debt levels, and other discretionary factors, but the Committee will not have the ability to discretionally increase the awards.
     The tertiary oil production performance measure compares our actual tertiary production to the targeted amounts over the one or three year measurement periods. The computation is measured as a percentage, computed by dividing the actual tertiary production by the targeted amounts. Points are earned as follows:

		Performance
		Percentage
	Tertiary Production Percentage	Points
A.	110% or more	60
B.	105% to 109.9%	50
C.	100% to 104.9%	40
D.	95% to 99.9%	30
E.	Less than 95%	0
     The total corporate production measurement is very similar to the tertiary production measure in that it compares our actual total corporate production to targeted amounts over the one or three year measurement periods. Because this measure is based on a larger number, with a one percent variance representing a larger absolute amount, the range of percentages used in this comparison is tighter. The computation is measured as a percentage, computed by dividing the actual corporate production by the targeted amounts. Points are earned as follows for this measure:

		Performance
	Average Annual Corporate	Percentage
	Production Percentage	Points
A.	105% or more	45
B.	102% to 104.9%	35
C.	100% to 101.9%	25
D.	97% to 99.9%	15
E.	Less than 97%	0
     The third measure compares our costs to those of our peers. Costs are defined to include finding and development cost, operating costs and general and administrative expenses, all expressed as a cost per BOE of production over either a one or three year measurement period. The computation envisions ranking us versus our peer group, expressed as a percentage, with the lowest cost per BOE being the best. For example if our costs are the third lowest of the group of twelve, our ranking would be 75%, qualifying us for 40 points in the table below. Our peer group for this analysis is slightly different than the peers used for our compensation comparison, as the Committee believed it more appropriate to include peers that had significant oil production and reserves (as does Denbury) as opposed to natural gas production and reserves, because the operating costs for oil and natural gas can differ substantially. The peer group in this case includes Pioneer Natural Resources, Encore Acquisition, Swift Energy, Newfield Exploration, St. Mary Land, Forest Oil, Berry Petroleum, Plains Exploration, Cimarex Energy, Cabot Oil and Gas and Whiting Petroleum. For this measure, points are earned as follows:

		Performance
	Peer Group Efficiency	Percentage
	Percentage	Points
A.	81% to 100%	50
B.	66% to 80%	40
C.	50% to 65%	30
D.	26% to 49%	20
E.	Less than 26%	0
     The final measure compares our actual reserve replacement percentages to targeted amounts. For this measure, points are earned as follows:

		Performance
		Percentage
	Reserve Replacement Percentage	Points
A.	300% or more	45
B.	200% to 299%	35
C.	150% to 199%	25
D.	100% to 149%	15
E.	Less than 100%	0
     We believe that it will be difficult to significantly exceed the targeted amounts of these performance measures, as to do so would require us to perform at or above 100% of our budgets or targets in every area. This would be difficult to achieve, as our forecasts assume a high level of efficiency.

For instance, although 2007 was only one year of the initial three year performance period and the calculations are not completed, particularly the discretionary portion which is determined by the Committee in their sole discretion (see below paragraph), it appears that the Company’s 2007 performance will likely be around 140%, a year which was considered to be an excellent year. However, during 2008, we fell short of our stated production target and therefore, it appears that the Company’s performance will likely be around 75%. Since the performance measures cover the three primary focal points of our business, those being production, reserves and cost, exceeding our targets in all three of these areas becomes even more difficult. Our budgets or targets are not designed to be an easy goal, as our tertiary production target for 2009 represents a 26% increase in our average daily production rate over 2008 levels. These targets are achievable, but require that work be completed on schedule and within targeted amounts, and to significantly exceed those targets is not considered likely, particularly in our current industry operating environment where goods, services, and personnel are in limited supply. Even if we are able to exceed our targets, there is likely to be an error factor in our projections, as certain things like production are difficult to predict with absolute certainty. However in this case, we believe that our projections could be inaccurate in either direction with approximately the same probability.
     In addition to the specific performance measures described above, our Committee will have the discretion to reduce the number of performance-based shares otherwise earned by up to 25% based on other factors, which include their review of our Company’s corporate governance, environmental and safety compliance, debt levels, and other discretionary factors, but the Committee will not have the ability to discretionally increase the awards.
     Each of the target levels will be determined and defined by our Committee, based upon year-end targets or levels (for example, year-end 2008 reserves will serve as the baseline for the reserves replacement target for the awards granted in January 2009), and in the case of peer group measures will be based upon publicly available information for those peers. Achievement of discretionary factors and confirmation of performance levels will be determined by our Committee. Any portion of the performance shares which are not earned by the end of the one or three year measurement period will be forfeited. In certain change of control events, the target level amount of the performance-based shares would vest.
     Equity Awards Granted January 2009. During December 2008, the Committee decided to grant our officers shares that were issued on January 2, 2009, valued at the dollar values shown below on the date of grant, with determination of the number of shares granted computed by dividing the total dollar value of the award by the closing price of the Company’s stock on Friday, January 2, 2009, as quoted on the New York Stock Exchange (the “Market Price”), rounded to the nearest whole number of shares:

			Shares of
		Shares of Time	Performance - Based
	Total	Vesting Restricted	Stock (target
	Dollar Value	Stock	amount)	SARs

Gareth Roberts	$2,177,890	54,128	54,127	124,541

Phil Rykhoek	1,405,717	34,937	34,936	80,385

Ronald T. Evans	1,405,717	34,937	34,936	80,385

Robert Cornelius	1,405,717	34,937	34,936	80,385

Mark C. Allen	1,187,935	29,524	29,524	67,931

Ray Dubuisson	773,783	19,231	19,231	44,248

Dan Cole	773,783	19,231	19,231	44,248

Brad Cox	773,783	19,231	19,231	44,248

Charlie Gibson	773,783	19,231	19,231	44,248

Barry Schneider	773,783	19,231	19,231	44,248

Jerome C. Ballard, Sr. (1)	360,399	8,957	8,957	20,609

(1)	A full year’s $773,783 amount was pro-rated for the length of time during 2008 during which this individual was an officer of the Company.
     The above described restricted stock and SAR equity awards will cliff vest on March 31, 2012, and the above described performance shares will cliff vest on March 31, 2010, with all the equity awards subject to an earlier vesting as a result of a holder’s death or disability or retirement as defined in the Plan or unless vested earlier due to a change of control as defined in the Plan, but vesting on a change of control will apply only to shares issued to Messrs. Cole, Cornelius, Cox, Gibson, Schneider and Ballard.
     The Committee made the additional following determinations with regard to the grants of shares of restricted stock:
•	that time vesting restricted shares be considered issued and outstanding upon issue but held by the Company’s transfer agent until vesting has occurred;

•	that performance shares not be considered issued and outstanding until vesting has occurred; and

•	that although we have never paid dividends on our stock, if we were to do so in the future, the holders of the restricted stock would not be paid dividends until the shares have vested.
     Change of Control and Severance Benefits. Our senior management and other employees have built Denbury into the successful enterprise that it is today, and we believe that it is important to protect them in the event of a change in control. Further, it is our belief that the interests of stockholders will be best served if the interests of our senior management are aligned with theirs, and providing change of control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change of control transactions that may be in the best interests of stockholders. This desire was part of the reason that we issued significant amounts of restricted stock to senior management in 2004 with long-term vesting provisions, including 35% of such awards that would not vest until retirement, or upon a change of control, death or disability (see “Long-term Awards — Restricted Stock” above). The dollar value relating to these grants was determined to be reasonable based on the Board of Directors’

general knowledge of the industry and amounts that had been paid to other executives upon a change of control. The estimated dollar value of the 2004 grants based on the date of grant (before any tax reimbursements), all of which contained change of control provisions, was approximately $4.7 million for Mr. Roberts, $3.5 million for Messrs. Evans and Rykhoek, and $1.7 million for Mr. Allen. While 65% of these grants would vest over a period of five years and thereby reduce the potential change of control benefits, it was assumed that the portion that vested would likely be replaced with subsequent grants and therefore the executives would have reasonable ongoing change of control protection.
     As a result of the strong performance in our stock price, the value of the shares issued to the Named Executive Officers in 2004 have increased six times from the date of grant to December 31, 2007, although the value declined during the latter half of 2008 to a level more than 2.5 times larger than that at the date of grant, primarily due to the drop in oil prices. Even so, the dollar amounts that would be paid in a change of control have increased far beyond the amounts that were originally intended. As such, the change of control provision related to the new equity awards granted in January 2008 and January 2009 to those executives that also had restricted stock from the 2004 grants (see above), of which almost 50% was still unvested, was eliminated. The Committee noted that the current payments in the event of a change of control were significantly in excess of the median for the peer group, and therefore it was inappropriate to include additional change of control provisions for those executives. For the Named Executive Officers, only Mr. Cornelius retained the change of control provision in his January 2008 and 2009 grants, as Mr. Cornelius was not employed by Denbury in 2004. In addition, to further diminish this problem over time, the Committee changed the vesting provisions of these retirement shares so that they would vest over time (see “Targeted Compensation – Long-Term Incentive Compensation” above).
     We do not have any pre-defined severance benefits for our executive officers, except in the case of a change in control. In the case of a change of control event, we have two benefits for our employees and management: (i) our cash severance protection plan that was adopted in December 2000, and (ii) immediate vesting of all long-term awards (excluding the January 2008 and 2009 awards for certain officers – see discussion above). Under the terms of our severance plan, an employee is entitled to receive a severance payment if a change of control occurs and the employee is terminated within two years of that change (i.e. a “double trigger” award). The severance plan will not apply to any employee who is terminated for cause or by an employee’s own decision for other than good reason (e.g., change of job status or a required move of more than 25 miles). If entitled to severance payments under the terms of the severance plan, the Chief Executive Officer and other members of our Investment Committee (three Senior Vice Presidents and one other Vice President) will receive three times their annual salary and bonus, all of our other officers will receive two and one-half times their annual salary and bonus, certain other members of management will receive two times their annual salary and bonus, and all other employees will receive between one-third to one and one-half times their annual salary and bonus depending on their salary level and length of service with us. All employees will also receive medical and dental benefits for one-half the number of months for which they receive severance benefits.
     The severance plan also provides that if our officers are subject to the “parachute payment” excise tax, then the Company will pay the employee under the severance plan an additional amount to “gross up” the severance payment so that the employee will receive the full amount due under the terms of the severance plan after payment of the excise tax.
     In addition to the severance plan, most of our long-term incentives and equity awards have change of control protection. Therefore, upon a change of control, equity awards would immediately vest.

In the case of our recently issued performance awards, they would vest at the target or 100% level in the event of a change of control.
     The following table shows, as of December 31, 2008, the estimated potential payments and benefits that would be received by our named executive officers based upon a hypothetical termination of employment in each of the circumstances indicated in the table. The fair market value of accelerated equity awards includes only those awards that were not currently vested as of December 31, 2008, using the closing stock price of $10.92 per share on that date.

			Fair Market	Value of
		Healthcare	Value of	Accelerated
		and Other	Accelerated	Deferred
	Severance	Insurance	Equity	Cash	Tax
	Plan Payment	Benefits	Compensation	Awards	Gross-Up	Total Value

Gareth Roberts Change in Control	$2,781,295	$160,369	$5,948,639	$68,777	$—	$8,959,080
Death or Disability	—	—	6,421,748	68,777	—	6,490,525
Resignation/Termination	—	—	—	—	—	—

Phil Rykhoek Change in Control	$1,896,577	$122,035	$4,312,991	$49,127	$1,551,166	$7,931,896
Death or Disability	—	—	4,589,146	49,127	—	4,638,273
Resignation/Termination	—	—	—	—	—	—

Ronald T. Evans Change in Control	$1,896,577	$122,035	$4,312,991	$49,127	$1,604,451	$7,985,181
Death or Disability	—	—	4,589,146	49,127	—	4,638,273
Resignation/Termination	—	—	—	—	—	—

Robert Cornelius Change in Control	$1,896,577	$123,085	$943,619	$—	$790,827	$3,754,108
Death or Disability	—	—	943,619	—	—	943,619
Resignation/Termination	—	—	—	—	—	—

Mark C. Allen Change in Control	$1,560,691	$120,470	$2,238,628	$34,688	$1,066,282	$5,020,759
Death or Disability	—	—	2,435,930	34,688	—	2,470,618
Resignation/Termination	—	—	—	—	—	—
     Perquisites and Other Benefits. Our senior management participates in our benefit plans on the same terms as our other employees. These plans include medical, dental, disability and life insurance, partially matching contributions to our 401k plan, and partially matching contributions to our employee stock purchase plan described above.
     We also provide an eleven-year-old automobile for our CEO and pay the monthly membership dues at golf clubs for certain of our executives, provided that they pay all or a portion of the upfront initiation fees. We provide the monthly golf club membership fees so that our executives have an appropriate entertainment forum for business associates. The cost to Denbury of these benefits aggregated less than $10,000 in 2008 for each of the Named Executive Officers except for Mr. Rykhoek, whose golf club membership aggregated $11,400.
     Our only retirement benefits are our 401k plan and a retirement vesting provision included in almost all of our equity awards. We do not have any pensions or post-retirement medical benefits.

     Board Process. During the fourth quarter of each year, management reviews the entire company’s compensation, based on recommendations from their subordinates, and makes a proposal to the Committee. Final review of this recommendation is made by the Committee at our regularly-recurring December committee and board meetings, although depending on the magnitude of the anticipated changes, there may be several Committee meetings and discussions with management in advance of the December meeting. The Committee approves all compensation and long-term awards for all eleven executive officers, considering the recommendation of the CEO with regard to compensation for the other executives. Our Committee also reviews and approves our overall compensation programs for all employees or any significant changes to these programs. This Committee is the administrator of all of our compensation plans (other than our 401k plan, health and other fringe benefit plans), including our 2004 Omnibus Stock and Incentive Plan under which all of our long-term equity awards are granted. The Board of Directors reviews and ratifies the compensation package based upon a recommendation from the Committee. Following approval of the entire compensation program, at least for the last several years, salary increases have been made effective January 1st, bonuses are paid in early January, and the annual recurring long-term compensation awards are made effective the first business day of January.
     Stockholder Input on Executive Compensation. Our Board and Compensation Committee believe that our executive compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our stockholders. They also believe that both the Company and stockholders benefit from responsive corporate governance and policies and constructive and consistent dialogue. Thus, the Board and Compensation Committee would welcome any comments you may have on our executive compensation policies and procedures. Please send any correspondence on our executive compensation policies and procedures to:
Denbury Resources Inc.
Attn: Chairman of the Compensation Committee of the Board of Directors
5100 Tennyson Parkway, Suite 1200
Plano, TX 75024
     In addition, you may e-mail your correspondence regarding executive compensation policies and procedures to the Chairman of the Compensation Committee of the Board of Directors at: compensationcommittee@denbury.com.
Compensation Committee Report
     The Compensation Committee of the Board is responsible for making recommendations to the Board regarding the general compensation policies of the Company, the compensation plans and specific compensation levels for officers and certain other managers. The Committee also administers our stock option and stock purchase plans for all employees.
     The Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis disclosures included in this proxy statement. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Form 10-K for its 2008 fiscal year, and the Board has approved that recommendation.
The Compensation Committee (as of December 31, 2008)
Gregory L. McMichael, Chairman
Michael B. Decker
Wieland F. Wettstein

Summary Compensation Table
     The following table sets out a summary of executive compensation for our President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer, and our next three most highly compensated executive officers for 2008 (collectively, the “Named Executive Officers”).

						All Other
				Stock	Option	Compen-
		Salary	Bonus (1)	Awards (2)	Awards (3)	sation (4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)
Gareth Roberts	2008	$482,099	$384,556	$1,502,255	$87,617	$62,339	$2,518,866
President and Chief	2007	456,413	469,796	1,080,511	123,206	48,421	2,178,347
Executive Officer	2006	399,401	165,036	824,478	157,975	42,632	1,589,522

Phil Rykhoek	2008	328,746	262,230	963,545	62,583	53,921	1,671,025
Senior Vice President,	2007	311,230	320,356	717,019	88,006	37,347	1,473,958
Chief Financial Officer,	2006	285,323	117,898	567,712	110,659	34,076	1,115,668
Secretary and Treasurer

Ronald T. Evans	2008	328,746	262,230	930,047	62,583	42,521	1,626,127
Senior Vice President,	2007	311,230	320,356	683,606	88,006	37,347	1,440,545
Reservoir Engineering	2006	285,323	117,898	534,299	110,659	34,076	1,082,255

Robert Cornelius (5)	2008	328,746	262,230	692,730	—	42,521	1,326,227
Senior Vice President,	2007	311,230	320,356	447,275	—	37,347	1,116,208
Operations

Mark C. Allen (5)	2008	270,524	215,789	535,666	43,949	37,726	1,103,654
Vice President and Chief	2007	256,111	263,621	360,147	61,746	32,812	974,437
Accounting Officer

(1)	Represents the amounts earned based on our performance for the year indicated, even though they are actually paid early in January of the subsequent year. Bonuses also include a Christmas bonus that is equivalent to one week’s salary and which is paid to all employees.

(2)	Represents the amounts recognized for financial reporting purposes, in accordance with SFAS No. 123(R), for the year ended December 31, 2008, related to restricted stock awards made pursuant to our 2004 Omnibus Stock and Incentive Plan. These amounts include awards granted during and before 2008 and reflect the proportionate amount of compensation for 2008 based on the time vesting terms of the awards and the fair value of the awards on the date of grant, which was the fair market value of Denbury’s common stock on the date of grant of each award. Further discussion regarding the underlying awards is included in Note 9 to the Company’s audited financial statements for the year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 2, 2009.

(3)	Represent the amounts recognized for financial reporting purposes, in accordance with SFAS No. 123(R), for the year ended December 31, 2008, related to stock option and stock settled stock appreciation right awards made pursuant to our stock incentive plans. These amounts include awards granted during and before 2008 and reflect the proportionate amount of compensation for 2008 based on the time vesting terms of the awards and the fair value of the awards on the date of grant, which assumptions are included in Note 9 to the Company’s audited financial statements for the year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 2, 2009.

(4)	Amounts in this column include (a) matching contributions by the Company to the Employee Stock Purchase Plan on each Named Executive Officer’s behalf, (b) matching contributions to the 401(k) Plan on each Named Executive Officer’s behalf, and (c) life and disability insurance premiums paid by the Company on each Named Executive Officer’s behalf:

	Stock	401(k)	Insurance
	Purchase Plan (a)	Plan (b)	Premiums (c)
Gareth Roberts	$36,158	$13,800	$12,381
Phil Rykhoek	24,656	13,800	4,065
Ronald T. Evans	24,656	13,800	4,065
Robert Cornelius	24,656	13,800	4,065
Mark C. Allen	20,289	13,800	3,637

The amounts above exclude deferred cash awards granted on January 3, 2006, which cliff vest 100% after four years, in the following amounts: $68,777 to Mr. Roberts, $49,127 to Mr. Rykhoek and Mr. Evans, and $34,688 to Mr. Allen. Except for $11,400 for Mr. Rykhoek’s golf club membership dues which is included in his total, all other compensation or perquisites for each Named Executive Officer were less than $10,000 in the aggregate.

(5)	Compensation information for Mr. Cornelius and Mr. Allen is not provided for 2006 because they were not Named Executive Officers until 2007.
2008 Grants of Plan-Based Awards (1)

						All Other
						Stock
						Awards;	Grant Date
						Number of	Fair Value of
			Estimated Future Payouts Under Equity			Shares of	Stock and
			Incentive Plan Awards			Stock or	Option
	Grant	Committee	Threshold	Target	Maximum	Units	Awards (3)
Name	Date	Meeting Date	(#)	(#)	(#)	(#)	($)
Gareth Roberts	1/7/2008	12/4/2007		21,663	43,326	21,662 (2)	$1,363,438

Phil Rykhoek	1/7/2008	12/4/2007		12,645	25,290	12,644 (2)	795,845

Ronald T. Evans	1/7/2008	12/4/2007		12,645	25,290	12,644 (2)	795,845

Robert Cornelius	1/7/2008	12/4/2007		12,645	25,290	12,644 (2)	795,845

Mark C. Allen	1/7/2008	12/4/2007		9,034	18,068	9,034 (2)	568,600

(1)	There were no non-equity incentive plan type awards or option awards granted in 2008; therefore, columns related to those types of awards have been omitted from the table above.

(2)	Represents restricted stock awards that cliff vest 100% on March 31, 2011.

(3)	The grant date fair values of stock and option awards were determined in accordance with SFAS No. 123(R). Assumes target vesting level of performance-based shares. The assumptions made in the calculation of these amounts are included in Note 9 to the Company’s audited financial statements for the year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 2, 2009.

2008 Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
	Number of	Number of				Number of
	Securities	Securities				Shares or		Market Value
	Underlying	Underlying		Option		Units of		of Shares or
	Unexercised	Unexercised		Exercise	Option	Stock That		Units of Stock
	Options (#)	Options (#)		Price	Expiration	Have Not		That Have
Name	Exercisable	Unexercisable		($)	Date	Vested (#)		Not Vested ($)
Gareth Roberts	84,800			$0.9950	1/3/2010
	74,800			2.3200	1/2/2011
	91,380			1.7725	1/14/2012
	91,228			2.8175	1/2/2013
	93,332			3.4125	1/2/2014
		80,220	(1)	6.9275	1/3/2015
		16,940	(2)	12.1900	1/3/2016
						122,200	(3)	$1,334,424
						329,000	(4)	3,592,680
						4,236	(5)	46,257
						30,000	(6)	327,600
						30,000	(7)	327,600
						21,662	(9)	236,549
						21,663	(10)	236,560

Phil Rykhoek	33,352			$3.4125	1/2/2014
		57,300	(1)	6.9275	1/3/2015
		12,100	(2)	12.1900	1/3/2016
						91,000	(3)	$993,720
						245,000	(4)	2,675,400
						3,026	(5)	33,043
						17,500	(6)	191,100
						17,500	(7)	191,100
						12,644	(9)	138,072
						12,645	(10)	138,083

Ronald T. Evans	34,480			$2.8175	1/2/2013
	66,700			3.4125	1/2/2014
		57,300	(1)	6.9275	1/3/2015
		12,100	(2)	12.1900	1/3/2016
						91,000	(3)	$993,720
						245,000	(4)	2,675,400
						3,026	(5)	33,044
						17,500	(6)	191,100
						17,500	(7)	191,100
						12,644	(9)	138,072
						12,645	(10)	138,083

Robert Cornelius						50,000	(8)	$546,000
						5,562	(6)	60,737
						5,562	(7)	60,737
						12,644	(9)	138,072
						12,645	(10)	138,083

Mark C. Allen	20,000			$2.3200	1/2/2011
	47,376			1.7725	1/14/2012
	35,492			2.8175	1/2/2013
	29,304			3.4125	1/2/2014
		40,140	(1)	6.9275	1/3/2015
		8,544	(2)	12.1900	1/3/2016
						44,200	(3)	$482,664
						119,000	(4)	1,299,480
						2,136	(5)	23,325
						12,500	(6)	136,500
						12,500	(7)	136,500
						9,034	(9)	98,651
						9,034	(10)	98,651

(1)	These options cliff vest 100% on January 3, 2009 four years after the date of grant. In addition to the foregoing vesting provisions, all of these options vest upon a holder’s death or disability or a change in control of the Company.

(2)	These stock settled SARs cliff vest 100% on January 3, 2010, four years after the date of grant. In addition to the foregoing vesting provisions, all of these SARs vest upon a holder’s death or disability or a change in control of the Company.

(3)	These shares of restricted stock vest on August 6, 2009. With respect to one-third of the shares that vest, delivery of the shares will not be made to the officer until that officer’s separation from the Company. In addition to the foregoing vesting provisions, all of these shares will vest upon a holder’s death or disability or a change in control of the Company.

(4)	These shares of restricted stock vest ratably each January 31st until the final vesting upon reaching a retirement age between 60 and 65, depending on length of service, and the officer’s separation from the Company. In addition to the foregoing vesting provisions, all of these shares will vest upon a holder’s death or disability or a change in control of the Company.

(5)	These shares of restricted stock cliff vest 100% on January 3, 2010. In addition to the foregoing vesting provisions, all of these shares vest upon a holder’s death or disability or a change in control of the Company.

(6)	These shares of restricted stock cliff vest 100% on March 31, 2010. In addition to the foregoing vesting provisions, all of these shares vest upon a holder’s death or disability or a change in control of the Company.

(7)	These shares are performance-based stock awards (target amount) that cliff vest on March 31, 2010 upon satisfaction of the performance criteria of the grant. The actual award earned can range from zero to 200% of the targeted shares based upon the Company’s level of success in achieving four specifically-identified performance targets. With respect to one-third of the shares that vest, delivery of the shares will not be made to the officer until that officer’s separation from the Company. In addition to the foregoing vesting provisions, all of these shares will vest upon a holder’s death or disability or a change in control of the Company.

(8)	These shares of restricted stock vest over two years on September 5th, of each of 2009 and 2010. With respect to one-third of the shares that vest annually, delivery of these shares will not be made until that officer’s separation from the Company. In addition to the foregoing vesting provisions, all of these shares will vest upon a holder’s death or disability or a change in control of the Company.

(9)	These shares of restricted stock cliff vest 100% on March 31, 2011. In addition to the foregoing vesting provisions, for Mr. Cornelius, all of these shares vest upon a holder’s death or disability or a change in control of the Company.

(10)	These shares are performance-based stock awards (target amount) that cliff vest on March 31, 2011 upon satisfaction of the performance criteria of the grant. The actual award earned can range from zero to 200% of the targeted shares based upon the Company’s level of success in achieving four specifically-identified performance targets. With respect to one-third of the shares that vest, delivery of the shares will not be made to the officer until that officer’s separation from the Company. In addition to the foregoing vesting provisions, for Mr. Cornelius, all of these shares will vest upon death, disability, or a change in control of the Company.

Option Exercises and Stock Vested During 2008

	Option Awards				Stock Awards
	Number of				Number of
	Shares				Shares
	Acquired on		Value Realized		Acquired on	Value Realized
Name	Exercise (#)		on Exercise ($)		Vesting (#)	on Vesting ($)
Gareth Roberts	266,000	(1)	$4,959,402	(1)	122,200	$2,956,018
Phil Rykhoek	29,740	(2)	920,527	(2)	91,000	2,201,290
Ronald T. Evans	25,000	(2)	587,813	(2)	91,000	2,201,290
Robert Cornelius	—		—		25,000	575,000
Mark C. Allen	37,364	(3)	1,214,715	(3)	44,200	1,069,198

(1)	Includes 71,524 shares acquired on exercise that were held and not sold, with an indicated value realized of $613,672.

(2)	These shares acquired on exercise were held and not sold.

(3)	Includes 20,000 shares acquired on exercise that were held and not sold, with an indicated value realized of $674,390.
Severance Protection Plan
     In December 2000, the Board approved a severance protection plan for all of our employees. Under the terms of the severance plan, an employee is entitled to receive a severance payment if a change of control in the Company occurs and the employee is terminated within two years of the change of control. The severance plan will not apply to any employee who is terminated for cause or by an employee’s own decision for other than good reason (e.g., change of job status or a required move of more than 25 miles). If entitled to severance payments under the terms of the severance plan, the Chief Executive Officer and our three senior vice presidents will receive three times their annual salary and bonus, all of our other officers will receive two and one-half times their annual salary and bonus, certain other members of management will receive two times their annual salary and bonus, and all other employees will receive from one-third to one and one-half times their annual salary and bonus depending on their salary level and length of service with us. All employees will also receive medical and dental benefits for one-half the number of months for which they receive severance benefits.
     The severance plan also provides that if our officers are subject to the “parachute payment” excise tax, then the Company will pay the employee under the severance plan an additional amount to “gross up” the payment so that the employee will receive the full amount due under the terms of the severance plan after payment of the excise tax.

EQUITY COMPENSATION PLAN INFORMATION
     The following table summarizes information about Denbury’s equity compensation plans as of December 31, 2008.

			Number of securities
			remaining available
			for future issuance
	Number of securities to	Weighted average	under equity
	be issued upon exercise	exercise price of	compensation plans
	of outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column a)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders:

Stock Option Plan	5,688,739	$4.27	—

2004 Omnibus Plan	3,826,260	16.83	4,165,908

Employee Stock Purchase Plan	—	—	432,288

Equity compensation plans not approved by security holders:

Director Compensation Plan	—	—	248,206

	9,514,999	$9.32	4,846,402

SHARE PERFORMANCE GRAPH
     The following graph illustrates changes over the five year period ended December 31, 2008, in cumulative total stockholder return on our common stock as measured against the cumulative total return of the S&P 500 Index and the Dow Jones U.S. Exploration and Production Index. The results assume $100 was invested on December 31, 2003, and that dividends were reinvested.
CUMULATIVE TOTAL RETURN ON $100 INVESTMENT
(December 31, 2003 — December 31, 2008)

	December 31,
	2003	2004	2005	2006	2007	2008
Denbury Resources Inc.	$100.00	$197.34	$327.53	$399.57	$855.50	$314.02
S&P 500	100.00	110.88	116.33	134.70	142.10	89.53
Dow Jones US Exploration and Production	100.00	141.87	234.54	247.14	355.06	212.61

RELATED PARTY TRANSACTIONS
     Two entities, Alpha Omega Partners and Icarus, Inc, which provide land brokerage services for us, are 50% owned by Mike Dubuisson, the brother of Ray Dubuisson, our Vice President of Land. During 2008, we paid these entities a total of $1.3 million for their services, which we believe to be competitive with charges for these types of services from independent third parties in arm’s length transactions.
STOCKHOLDER PROPOSALS
     All future stockholder proposals must be submitted in writing to Phil Rykhoek, Chief Financial Officer, Secretary and Treasurer, 5100 Tennyson Parkway, Suite 1200, Plano, Texas 75024. In order for a stockholder proposal to be included in the proxy materials for the 2010 annual meeting of stockholders, the proposal must be received by the Company no later than December 4, 2009. These proposals must also meet other requirements of the Securities Exchange Act of 1934 to be eligible for inclusion.
     The form of proxy for the annual meeting of stockholders grants authority to the persons designated therein as proxies to vote in their discretion on any other matters that come before the meeting, or any adjournment thereof, that are not set forth in our proxy statement, except for those matters as to which adequate notice is received. In order for a notice to be deemed adequate for purposes of the 2010 annual meeting of stockholders, it must be received prior to February 17, 2010.
RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS
     PricewaterhouseCoopers LLP was first appointed by the Audit Committee in May 2004 to audit the Company’s books for 2004 and has been re-appointed each year through 2008. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have an opportunity to make a statement and/or to respond to appropriate questions. The Audit Committee has recommended that PricewaterhouseCoopers LLP be re-appointed as auditor for 2009, subject to ratification by the stockholders.
Independent Auditor Fees
     The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2008 and 2007.

	2008	2007
Audit Fees (1)	$1,292,450	$1,233,571

Audit Related Fees	—	—

Tax Fees	—	—

All Other Fees (2)	1,599	1,599

Total	$1,294,049	$1,235,170

(1)	Audit fees consist of fees associated with the audit of the Company’s consolidated financial statements, including the audit of the effectiveness of the Company’s internal controls over financial reporting, required quarterly reviews, accounting consultations, as well as work only the independent auditor can reasonably be expected to provide, such as comfort letters, consents and review of documents filed with the SEC.

(2)	Fees associated with a license for accounting research software.
     The Audit Committee Charter stipulates that the Audit Committee approve the fees to be paid to the independent accountants prior to the annual audit. Additionally, all engagements for non-audit services by the independent public accountants must be approved prior to the commencement of services. All fees paid to the Company’s independent accountants were approved by the Audit Committee prior to the commencement of services.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require our executive officers and directors, and persons who own more than ten percent (10%) of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and stock exchanges and to furnish us with copies. Based solely on our review of the copies of such forms received by us, or representations made by the officers and directors to us, we are not aware of any late filings of their forms.
OTHER MATTERS
     We know of no other matter to come before the annual meeting other than the matters referred to in the Notice of Annual Meeting. However, if any other matter properly comes before the meeting, the accompanying proxy will be voted on such matter at the discretion of the person or persons voting the proxy.
     All information contained in this proxy statement relating to the occupations, affiliations and securities holdings of our directors and officers and their relationship and transactions with us is based upon information received from the individual directors and officers. All information relating to any beneficial owner of more than 5% of our common stock is based upon information contained in reports filed by such owner with the SEC. The information contained in this proxy statement in the sections entitled “Compensation Committee Report,” “Share Performance Graph” and “Audit Committee Report” shall not be deemed incorporated by reference by any general statement incorporating by reference any information contained in this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates by reference the information contained in such sections, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

     We have provided to each person whose proxy is solicited hereby a copy of our 2008 Annual Report to stockholders for the year ended December 31, 2008, which includes the Annual Report on Form 10-K except for certain exhibits. The Annual Report to stockholders does not constitute a part of the proxy soliciting material. A copy of our Annual Report to stockholders or our Annual Report on Form 10-K filed with the Securities and Exchange Commission may be obtained without charge by writing to Denbury Resources Inc., ATTN: Laurie Burkes, Investor Relations, 5100 Tennyson Parkway, Suite 1200, Plano, Texas 75024, or by e-mail to ir@denbury.com.
By order of the Board of Directors

Phil Rykhoek
Senior Vice President, Chief Financial Officer,
Secretary and Treasurer

ANNUAL MEETING OF STOCKHOLDERS OF DENBURY RESOURCES INC. May 13, 2009 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL The Notice of Meeting, proxy statement, proxy card and annual report to shareholders are available at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=10854 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20830303000000000000 2 051309 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Proposal to elect directors. 2. Proposal to increase the number of shares that may be used under our 2004 Omnibus Stock and Incentive Plan NOMINEES: FOR ALL NOMINEES O Wieland F. Wettstein O Michael L. Beatty 3. Proposal to increase the number of shares that may be used WITHHOLD AUTHORITY O Michael B. Decker under our Employee Stock Purchase Plan and extend the term of FOR ALL NOMINEES O Ronald G. Greene the plan O David I. Heather FOR ALL EXCEPT O Gregory L. McMichael (See instructions below) O Gareth Roberts 4. Proposal to ratify the appointment by the audit committee of O Randy Stein PricewaterhouseCoopers LLP as the Company’s independent auditor for 2009 INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY CARD DENBURY RESOURCES INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 13, 2009 By signing this proxy, I appoint Wieland F. Wettstein, Chairman of the Board of Denbury, and Gareth Roberts, President and Chief Executive Officer of Denbury, and each of them acting singly, my attorney and proxy, with full power of substitution, to vote on my behalf all of the shares of Denbury Resources Inc. common stock that I am entitled to vote at the Annual Meeting of Stockholders to be held on May 13, 2009, and at any adjournments of the meeting. This proxy revokes any earlier proxy I have signed with respect to these shares. If this proxy is properly executed, your shares of Denbury Resources Inc. common stock represented by this proxy will be voted in the manner you specify. If no specification is made, your shares of Denbury Resources Inc. stock will be voted for each of the eight nominees for director, for the increase in the number of shares that may be used under our 2004 Omnibus Stock and Incentive Plan, for the increase in the number of shares that may be used under our Employee Stock Purchase Plan and to extend the term of the Plan and for the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2009. The proxies are authorized to vote my shares, in their discretion, on any other matter that is properly brought before the meeting. This proxy statement, along with the Company’s Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, are available free of charge at www.voteproxy.com. (Continued and to be signed on the reverse side.) 14475

ANNUAL MEETING OF STOCKHOLDERS OF DENBURY RESOURCES INC. May 13, 2009 PROXY VOTING INSTRUCTIONS INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any COMPANY NUMBER touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. ACCOUNT NUMBER Vote online/phone until 11:59 PM EST the day before the meeting. MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON — You may vote your shares in person by attending the Annual Meeting. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement, proxy card and annual report to shareholders are available at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=10854 Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20830303000000000000 2 051309 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABS TAIN 1. Proposal to elect directors. 2. Proposal to increase the number of shares that may be used under our 2004 Omnibus Stock and Incentive Plan NOMINEES: FOR ALL NOMINEES O Wieland F. Wettstein O Michael L. Beatty 3. Proposal to increase the number of shares that may be used WITHHOLD AUTHORITY O Michael B. Decker under our Employee Stock Purchase Plan and extend the term of FOR ALL NOMINEES O Ronald G. Greene the plan O David I. Heather FOR ALL EXCEPT O Gregory L. McMichael (See instructions below) 4. Proposal to ratify the appointment by the audit committee of O Gareth Roberts O Randy Stein PricewaterhouseCoopers LLP as the Company’s independent auditor for 2009 INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.